Exhibit 10.9

This instrument was prepared by and
after recording return to:
KATTEN MUCHIN ROSENMAN LLP
2029 Century Park East, Suite 2600
Los Angeles, California 90067-3012
Attention: Christine N. Fitzgerald, Esq.

LEASEHOLD DEED OF TRUST, SECURITY AGREEMENT
AND FIXTURE FILING

Maguire Macquarie - Cerritos I, LLC,
a Delaware limited liability company
Grantor,

to

First American Title Insurance Company, as Trustee
(Trustee)

for the benefit of

LaSalle Bank National Association,
a national banking association
(Beneficiary)

LEASEHOLD DEED OF TRUST, SECURITY AGREEMENT AND FIXTURE FILING

i

20.	Events of Default; Acceleration of Indebtedness; Remedies	35
21.	Entry; Remedies	37
22.	Expenditures and Expenses	41
23.	Application of Proceeds of Sale	42
24.	Appointment of Receiver or Mortgagee in Possession	42
25.	Forbearance by Beneficiary Not a Waiver	42
26.	Waiver of Statute of Limitations	42
27.	Waiver of Homestead and Redemption	42
28.	Jury Trial Waiver	42
29.	Indemnification	43
30.	Duty to Defend	44
31.	ERISA	44
32.	No Oral Change	44
33.	Notice	45
34.	Successors and Assigns Bound; Joint and Several Liability; Agents; Captions	45
35.	Governing Law; Jurisdiction; Severability	45
36.	Release	46
37.	Covenants Running with the Land	46
38.	Terms	46
39.	Loss of Note	46
40.	Changes in the Laws Regarding Taxation	46
41.	Substitution of Trustee	46

ii

42.	Exculpation	47
43.	Disclosure of Information	47
44.	Sale of Loan; Securitization	47
45.	Actions and Proceedings	49
46.	No Third Party Beneficiaries	49
47.	Customer Identification - USA Patriot Act Notice	49
48.	Exhibits and Riders	50
49.	Counterparts	50
50.	Disclaimers	50
51.	Clearing Account	51
52.	Cash Management Account	52
53.	No Offset	53
54.	Waivers	53
55.	Continuation of Payments	53
56.	Delivery of Recorded Mortgage	54
57.	Request for Notice	54

Exhibit A - Legal Description
Exhibit B - Personal Property Description
Exhibit C - Pending and Threatened Litigation

iii

Defined Terms

As used in this Deed of Trust, the following terms shall have the following meanings assigned to them:

Grantor	Maguire Macquarie - Cerritos I, LLC, a Delaware limited liability company
Grantor’s Address	333 South Grand Avenue, Suite 400 Los Angeles, California 90071 Attention: Robert F. Maguire III and Mark T. Lammas, Esq.
Property Address	Cerritos Corporate Center 12900 Park Plaza Drive & 12911 183rd Street Cerritos, Los Angeles County, California
Beneficiary	LaSalle Bank National Association, a national banking association, and its successors and assigns as holders of the Note
Beneficiary’s Address	135 South LaSalle Street, Suite 3410 Chicago, Illinois 60603 Attention: Real Estate Capital Markets Re: Cerritos Corporate Center
Trustee	First American Title Insurance Company
Trustee’s Address	550 South Hope Street, Suite 1950 Los Angeles, California 90071
Note
That Promissory Note of even date herewith made by Grantor to the order of Beneficiary in the Principal Amount, together with all notes issued in substitution or exchange therefor, as any of the foregoing may be amended, consolidated, modified or supplemented from time to time

Principal Amount	$95,000,000.00
Maturity Date	February 1, 2016
Land	The property described on Exhibit A to this Deed of Trust
Personal Property	The property described on Exhibit B to this Deed of Trust
Replacement Reserve Monthly Payment	$5,441.67
TI and Leasing Reserve Monthly Payment	Zero Dollars
Permitted Use	Office
Guarantor	Maguire Macquarie Office, LLC, a Delaware limited liability company 333 South Grand Avenue, Suite 400 Los Angeles, California 90071

THIS LEASEHOLD DEED OF TRUST, SECURITY AGREEMENT AND FIXTURE FILING (“Deed of Trust”) is made as of the 5th day of January, 2006, by Grantor to Trustee, for the benefit of Beneficiary.

R E C I T A L S:

A. Grantor has executed and delivered to Beneficiary the Note (which is hereinafter referred to as the “Note”), providing for monthly installments of principal and interest, with the balance thereof, if not sooner due or paid as set forth in the Note, due and payable on the Maturity Date;

B. Beneficiary wishes to secure (i) the prompt payment of the Note, together with all interest thereon in accordance with the terms of the Note, as well as the prompt payment of any additional indebtedness accruing to Beneficiary on account of any future payments, advances or expenditures made by Beneficiary pursuant to the Note or this Deed of Trust or any other agreement, document, or instrument securing the payment of the indebtedness evidenced by the Note (the Note, this Deed of Trust, and any other documents evidencing or securing the indebtedness evidenced by the Note or executed in connection therewith, and any modification, renewal, and/or extension thereof, are hereinafter collectively referred to as the “Loan Documents”), and (ii) the prompt performance of each and every covenant, condition, and agreement now or hereafter arising contained in the Loan Documents of Grantor. All payment obligations of Grantor or any Guarantor are hereinafter sometimes collectively referred to as the “Indebtedness” and all other obligations of Grantor or any Guarantor are hereinafter sometimes collectively referred to as the “Obligations”; and

C. The Schedule of Defined Terms appearing immediately before this page is incorporated into this Deed of Trust by reference with the same force and effect as if contained in the body hereof.

NOW, THEREFORE, TO SECURE TO BENEFICIARY the repayment of the Indebtedness and the performance of the Obligations, Grantor has mortgaged, given, granted, bargained, sold, alienated, enfeoffed, transferred, conveyed, confirmed, warranted, pledged, assigned, hypothecated and granted and by these presents Grantor has executed this Deed of Trust and does hereby irrevocably mortgage, give, grant, bargain, sell, alien, enfeoff, transfer, convey, confirm, warrant, pledge, assign, hypothecate and grant a security interest in and to Trustee, IN TRUST, WITH POWER OF SALE and right of entry and possession, the following described property and all proceeds thereof (which property is hereinafter sometimes collectively referred to as the “Property”):

A. A leasehold interest in the Land;

B. All improvements of every nature whatsoever now or hereafter situated on the Land and owned by Grantor (the “Improvements”), and all machinery, furnishings, equipment, fixtures (the “Fixtures”), mechanical systems and other personal property now or hereafter owned by Grantor and used in connection with the operation of the Improvements;

C. All easements, rights-of-way, strips and gores of land, streets, ways, alleys, passages, sewer rights, water, water courses, water rights and powers, air rights and development rights, and all estates, rights, titles, interests, privileges, liberties, tenements, hereditaments and appurtenances of any nature whatsoever, in any way belonging, relating or pertaining to the Land and the Improvements and the reversion and reversions, remainder and remainders, and all land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Land, to the center line thereof and all the estates, rights, titles, interests, dower and rights of dower, curtesy and rights of curtesy, property, possession, claim and demand whatsoever, both at law and in equity, of Grantor of, in and to the Land and the Improvements and every part and parcel thereof, with the appurtenances thereto;

D. All agreements affecting the use, enjoyment or occupancy of the Land and/or Improvements now or hereafter entered into (the “Leases”), including that certain Cerritos Towne Center Ground Lease dated as of August 24, 1998 by and between The Cerritos Redevelopment Agency, a public body corporate and politic (“Ground Lessor”), as landlord, and Commonwealth/Cousins I, LLC, a Delaware limited liability company, as tenant, as amended (the “Ground Lease”), including any and all guaranties of such Leases, and the immediate and continuing right to collect all rents, income, receipts, royalties, profits, issues, service reimbursements, fees, accounts receivables, revenues and prepayments of any of the same from or related to the Land and/or Improvements from time to time accruing under the Leases and/or the operation of the Land and/or Improvements (the “Rents”), reserving to Grantor, however, so long as no “Event of Default” (hereinafter defined) has occurred hereunder, a revocable license to receive and apply the Rents in accordance with the terms and conditions of Paragraph 13 of this Deed of Trust;

E. The Personal Property;

F. All awards or payments, including interest thereon, which may heretofore and hereafter be made with respect to the Land and the Improvements, whether from the exercise of the right of eminent domain or condemnation (including but not limited to any transfer made in lieu of or in anticipation of the exercise of said rights), or for a change of grade, or for any other injury to or decrease in the value of the Land and Improvements;

G. All proceeds of and any unearned premiums on any insurance policies covering the Property, including, without limitation, the right to receive and apply the proceeds of any insurance, judgments, or settlements made in lieu thereof, for damage to the Property;

H. All proceeds of the conversion, voluntary or involuntary, of any of the foregoing including, without limitation, proceeds of insurance and condemnation awards, into cash or liquidation claims;

I. The Clearing Account and Cash Management Account (as those terms are hereinafter defined) and all deposits therein as hereinafter provided for in this Deed of Trust; and

J. Any and all proceeds and products of any of the foregoing and any and all other security and collateral of any nature whatsoever, now or hereafter given for the repayment of the Indebtedness and the performance of Grantor’s obligations under the Loan Documents, including (without limitation) the Replacement Reserve, the TI and Leasing Reserve, the Cingular Reserve and all other escrows established with Beneficiary by Grantor.

AND without limiting any of the other provisions of this Deed of Trust, to the extent permitted by applicable law, Grantor expressly grants to Beneficiary, as a secured party, a security interest in the portion of the Property that is or may be subject to the provisions of the Uniform Commercial Code that are applicable to secured transactions; it being understood and agreed that the Improvements and Fixtures are part and parcel of the Land (the Land, the Improvements and the Fixtures are collectively referred to as the “Real Property”) appropriated to the use thereof and, whether affixed or annexed to the Real Property or not, shall for the purposes of this Deed of Trust be deemed conclusively to be real estate and mortgaged hereby.

TO HAVE AND TO HOLD the Property and all parts thereof, together with the rents, issues, profits and proceeds thereof, unto Beneficiary and to the use, benefit and advantage of Beneficiary, forever, in Trust, subject, however, to the terms, covenants, and conditions herein.

At no time shall the principal amount of the Indebtedness, not including sums advanced in accordance herewith to protect the security of this Deed of Trust, exceed two hundred percent (200%) of the original amount of the Note.

Grantor covenants and agrees with Trustee and Beneficiary as follows:

1. Payment of Indebtedness; Performance of Obligations. Grantor shall promptly pay when due the Indebtedness and shall promptly perform all Obligations.

2. Taxes and Other Obligations. Grantor shall pay, when due, and before any interest, collection fees or penalties shall accrue, all taxes, assessments, fines, impositions and other charges and obligations, including charges and obligations for any present or future repairs or improvements made on the Property, or for any other goods or services or utilities furnished to the Property, which may become a lien on or charge against the Property prior to this Deed of Trust, subject, however, to Grantor’s right to contest such lien or charge upon the posting of security reasonably satisfactory to Beneficiary so long as such contest stays the enforcement or collection of such lien or charge. Should Grantor fail to make such payments, Beneficiary may, at its option and at the expense of Grantor, pay the amounts due for the account of Grantor. Upon the request of Beneficiary, Grantor shall immediately furnish to Beneficiary all notices of amounts due and receipts evidencing payment. Grantor shall promptly notify Beneficiary of any lien on all or any part of the Property and shall promptly discharge any unpermitted lien or encumbrance.

3. Reserves for Taxes/Ground Rents/Insurance/Replacement Reserve/Tenant Improvements and Leasing Reserve/Cingular Reserve.

(a) At the time of the closing of the Loan, Grantor shall pay to Beneficiary a sum equal to $43,942.27 (“Ground Rent Deposit”), representing one (1) month of rent due under the Ground Lease (the “Ground Lease Reserve”), which shall be held by Beneficiary as additional security for the Loan. In addition, unless such payments are being paid in full directly to Ground Lessor by Cingular (as defined in clause (f) below) pursuant to the Phase I Lease (as defined in clause (f) below) and the Phase II Lease (as defined in clause (f) below), Grantor shall pay to Beneficiary for deposit into the Ground Lease Reserve, at the time of and in addition to the monthly installments of principal and/or interest due under the Note, a sum equal to the amount estimated by Beneficiary from time to time to be sufficient to enable Beneficiary to pay before they become due and payable all ground rents under the Ground Lease. Grantor shall notify Beneficiary promptly of any changes to the amounts, schedules and instructions for payment of any obligations due under the Ground Lease of which Grantor has or obtains knowledge and authorizes Beneficiary or its agent to obtain the bills for ground rents directly from the appropriate Ground Lessor. So long as no Event of Default exists hereunder, Beneficiary shall apply the sums so paid by Grantor to pay such ground rents. In making any such payments, Beneficiary may do so according to any bill, statement or estimate obtained by Beneficiary in good faith, without inquiry into the accuracy of such bill, statement or estimate or into the validity thereof. The Ground Lease Reserve may be commingled with the general funds of Beneficiary and such Ground Lease Reserve shall not constitute trust funds. The funds contained in the Ground Lease Reserve shall bear interest for the benefit of Grantor at the rate of interest which is the lower of (i) the amount paid from time to time by Beneficiary on commercial money market accounts; or (ii) the return on permitted investments to be made with the funds by any third party servicer, rating agency or loan purchaser (“Reserve Interest Rate”), and all such interest shall be added to and become part of the Ground Lease Reserve, provided Beneficiary shall make no representation or warranty as to the actual rate of interest. If such amount on deposit with Beneficiary is insufficient to fully pay such ground rents, Grantor shall, within 10 days following notice at any time from Beneficiary, deposit such additional sum as may be required for the full payment of such ground rents. Grantor hereby grants Beneficiary a first priority security interest in such funds and Grantor shall execute any other documents and take any other actions necessary to provide Beneficiary with such a perfected security interest. Upon the Maturity Date, the moneys then remaining on deposit with Beneficiary or its agent in the Ground Lease Reserve shall, at Beneficiary’s option, be applied against the Indebtedness. The obligation of Grantor to pay ground rents due under the Ground Lease is not affected or modified by the provisions of this paragraph.

Notwithstanding the foregoing, other than the Ground Rent Deposit, Beneficiary agrees to defer its right under this Mortgage to require monthly deposits of the ground rents into the Ground Lease Reserve as long as there exists no Event of Default (or event with which notice or lapse of time or both could constitute an Event of Default) under the Loan Documents. If Beneficiary determines that such condition is not satisfied, then in addition to Beneficiary’s other remedies under applicable law and under the Loan Documents, Beneficiary may require that Grantor immediately commence making monthly deposits of the ground rents due under the Ground Lease in an amount determined by Lender for such purpose into the Ground Lease Reserve.

(b) Unless at any given time such payments are being paid in full directly by Cingular pursuant to the Phase I Lease and the Phase II Lease, Grantor shall pay to Beneficiary, at the time of and in addition to the monthly installments of principal and/or interest due under the Note, a sum equal to 1/12 of the amount estimated by Beneficiary from time to time to be sufficient to enable Beneficiary to pay at least 30 days before they become due and payable, all taxes, assessments and other similar charges levied against the Property. So long as no Event of Default exists hereunder, Beneficiary shall apply the sums so paid by Grantor to pay such tax items. In making any such payments, Beneficiary may do so according to any bill, statement or estimate obtained by Beneficiary in good faith, without inquiry into the accuracy of such bill, statement or estimate or into the validity thereof.

These sums may be commingled with the general funds of Beneficiary, and no interest shall be payable thereon nor shall these sums constitute trust funds. If such amount on deposit with Beneficiary is insufficient to fully pay such tax items, if applicable, Grantor shall, within 10 days following notice at any time from Beneficiary, deposit such additional sum as may be required for the full payment of such tax items. Grantor hereby grants Beneficiary a first priority security interest in such funds and Grantor shall execute any other documents and take any other actions necessary to provide Beneficiary with such a perfected security interest. Upon the Maturity Date, the moneys then remaining on deposit with Beneficiary or its agent shall, at Beneficiary’s option, be applied against the Indebtedness. The obligation of Grantor to pay such tax items is not affected or modified by the provisions of this paragraph.

(c) Grantor shall pay to Beneficiary, at the time of and in addition to the monthly installments of principal and/or interest due under the Note, a sum equal to 1/12 of the amount estimated by Beneficiary from time to time to be sufficient to enable Beneficiary to pay at least 30 days before they become due and payable, all insurance premiums due for the renewal, on an annual basis, of the coverage afforded by the insurance policies required hereunder upon the expiration thereof. So long as no Event of Default exists hereunder, Beneficiary shall apply the sums so paid by Grantor to pay such insurance premiums. In making any such payment, Beneficiary may do so according to any bill, statement or estimate obtained by Beneficiary in good faith, without inquiry into the accuracy of such bill, statement or estimate or into the validity thereof. These sums may be commingled with the general funds of Beneficiary, and no interest shall be payable thereon nor shall these sums constitute trust funds. If such amount on deposit with Beneficiary is insufficient to fully pay such insurance premiums, Grantor shall, within 10 days following notice at any time from Beneficiary, deposit such additional sum as may be required for the full payment of such insurance premiums. Grantor hereby grants Beneficiary a first priority security interest in such funds and Grantor shall execute any other documents and take any other actions necessary to provide Beneficiary with such a perfected security interest. Upon the Maturity Date, the moneys then remaining on deposit with Beneficiary or its agent shall, at Beneficiary’s option, be applied against the Indebtedness. The obligation of Grantor to pay such insurance premiums is not affected or modified by the provisions of this paragraph.

(d) At the time of and in addition to the monthly installments of principal and/or interest due under the Note, Grantor shall pay to Beneficiary the Replacement Reserve Monthly Payment (such payments shall be referred to as the “Replacement Reserve”) until such time as the balance in the Replacement Reserve equals $65,300.00 (the “Minimum Replacement Reserve Balance”). Thereafter, if at anytime there is a draw causing the Replacement Reserve to contain less than the Minimum Replacement Reserve Balance, Grantor shall continue to pay Beneficiary for deposit into the Replacement Reserve, the Replacement Reserve Monthly Payment until the balance in the Replacement Reserve again equals the Minimum Replacement Reserve Balance. Whenever the balance in the Replacement Reserve again equals the Minimum Replacement Reserve Balance, Grantor may suspend making monthly payments into the Replacement Reserve. The Replacement Reserve may be commingled with the general funds of Beneficiary and no interest shall be payable thereon nor shall such Replacement Reserve constitute trust funds. The funds contained in the Replacement Reserve shall be utilized by Grantor solely for exterior, structural, HVAC, roof, foundation and mechanical improvements that are customarily accounted for as capital expenses, and other capital improvements reasonably approved in advance by Beneficiary. Beneficiary shall make disbursements from the Replacement Reserve for the actual cost of such items and approved capital improvements upon Grantor’s providing Beneficiary with receipts, invoices, lien waivers, photographs and other documentation deemed necessary by Beneficiary to insure that the work and/or materials related to the requested disbursement have been completed and/or provided, with minimum draws of $5,000.00, which shall occur no more frequently than once per month. Upon the Maturity Date, the moneys then remaining on deposit with Beneficiary or its agent shall, at Beneficiary’s option, be applied against the Indebtedness. Grantor hereby grants Beneficiary a first priority security interest in the Replacement Reserve and Grantor shall execute any other documents and take any other actions necessary to provide Beneficiary with such a perfected security interest in the Replacement Reserve.

(e) At the time of and in addition to the monthly installments of principal and/or interest due under the Note, Grantor shall pay to Beneficiary monthly deposits in the amount of the TI and Leasing Reserve Monthly Payment, if any, for approved tenant improvements and leasing commissions (such payments shall be referred to as the “TI and Leasing Reserve”). The TI and Leasing Reserve may be commingled with the general funds of Beneficiary and such TI and Leasing Reserve shall not constitute trust funds. The funds contained in the TI and Leasing Reserve shall bear interest for the benefit of Grantor at the Reserve Interest Rate and all such interest shall be added to and become a part of the TI and Leasing Reserve, provided Beneficiary shall make no representation or warranty as to the actual rate of interest. The funds contained in the TI and Leasing Reserve shall be disbursed to Grantor solely to pay for tenant improvements and leasing commissions due pursuant to leases entered into in accordance with the requirements of Paragraph 7 hereof or otherwise approved by Beneficiary, but only when the tenants under such leases are in occupancy, open for business, and paying full contractual rent without any right of offset or rent abatement. Beneficiary shall make disbursements from the TI and Leasing Reserve for the actual cost of such approved tenant improvements and leasing commissions upon Grantor’s providing Beneficiary with receipts, invoices, lien waivers, photographs and other documentation deemed necessary by Beneficiary to insure that the work and/or materials related to the requested disbursement have been completed and/or provided, with minimum draws of $5,000.00, which shall occur no more frequently than once per month. Upon the Maturity Date, the moneys then remaining on deposit with Beneficiary or its agent shall, at Beneficiary’s option, be applied against the Indebtedness. Grantor hereby grants Beneficiary a first priority security interest in the TI and Leasing Reserve and shall execute any other documents and take any other actions necessary to provide Beneficiary with such a perfected security interest in the TI and Leasing Reserve.

Notwithstanding the foregoing, without waiving any of Grantor’s leasing restrictions and obligations under the Loan Documents, Beneficiary agrees to defer its right under this Deed of Trust to require monthly deposits of the TI and Leasing Reserve Monthly Payment into the TI and Leasing Reserve as long as there exists no Event of Default (or event with which notice or lapse of time or both could constitute an Event of Default) under the Loan Documents and the following conditions are met to Beneficiary’s satisfaction:

(w)
The sole owner of the Property is Grantor or a successor entity which is approved under the terms of the Loan Documents or which Beneficiary has approved in writing (not only as an acceptable Transferee (as hereinafter defined) and assignee generally, but also an entity that has sufficient credit worthiness that Beneficiary agrees to suspend the TI and Leasing Reserve Monthly Payment specifically with respect to that successor entity also),

(z)	The Debt Service Coverage Ratio (as defined in the Cash Management Agreement) does not fall below 1.10 to 1.0.

If Beneficiary determines that such condition is not satisfied, then in addition to Beneficiary’s other remedies under applicable law and under the Loan Documents, Beneficiary may require that Grantor immediately commence making monthly deposits of the TI and Leasing Reserve Monthly Payment in an amount reasonably determined by Beneficiary for such purpose (based upon Beneficiary’s standard underwriting as to the expected vacancy at the Property and the corresponding tenant improvement and leasing commission requirements with respect to such expected vacancies) into the TI and Leasing Reserve.

(f) If that certain Lease between Grantor, as landlord, and New Cingular Wireless Services, Inc., a Delaware corporation (“Cingular”), as tenant, dated January 18, 2000 (“Phase II Lease”) is not renewed by Cingular on or before November 30, 2009 for a term which extends to January 1, 2020 or later, at a rental rate which is equal to or greater than the rental rate under the Phase II Lease at the time such Phase II Lease expires, and for all of the space at the Property leased by Cingular as of the date hereof pursuant to the Phase II Lease (“Phase II Premises”) (any renewal meeting all such requirements a “Phase II Renewal”), then at the time of and in addition to the monthly installments of principal and/or interest due under the Note beginning December 1, 2009 and ending May 31, 2011, Grantor shall pay to Beneficiary monthly deposits in the amount of (i) $111,111.11 (“Cingular Reserve A”), plus (ii) $0.66 per rentable square foot of the Phase II Space not then subject to a Phase II Renewal or a Replacement Lease (“Cingular Reserve B”). If that certain Lease between Grantor, as landlord, and Cingular, as tenant, dated October 30, 1998 (“Phase I Lease”) is not renewed by Cingular on or before March 31, 2013 for a term which extends to January 1, 2020 or later, at a rental rate which is equal to or greater than the rental rate under the Phase I Lease at the time such Phase I Lease expires, and for all of the space at the Property leased by Cingular as of the date hereof pursuant to the Phase I Lease (“Phase I Premises”) (any renewal meeting all such requirements a “Phase I Renewal”), then at the time of and in addition to the monthly installments of principal and/or interest due under the Note beginning April 1, 2013 and ending September 30, 2014, Grantor shall pay to Beneficiary monthly deposits in the amount of $0.88 per rentable square foot of the Phase I Premises not then subject to a Phase I Renewal or a Replacement Lease (“Cingular Reserve C”) (the Cingular Reserve A, the Cingular Reserve B and the Cingular Reserve C are referred to collectively herein as the “Cingular Reserve”). The Cingular Reserve may be commingled with the general funds of Beneficiary and such Cingular Reserve shall not constitute trust funds. The funds contained in the Cingular Reserve shall bear interest for the benefit of Grantor at the Reserve Interest Rate and all such interest shall be added to and become a part of the Cingular Reserve, provided Beneficiary shall make no representation or warranty as to the actual rate of interest..

The funds contained (i) in the Cingular Reserve B shall be disbursed to Grantor solely to pay for tenant improvements and leasing commissions in connection with the Phase II Premises, and (ii) in the Cingular Reserve C shall be disbursed to Grantor solely to pay for tenant improvements and leasing commissions in connection with the Phase I Premises, in either case due pursuant to leases entered into in accordance with the requirements of Paragraph 7 hereof or otherwise approved by Beneficiary; provided, however, that prior to such time as the tenants under the applicable leases are in occupancy, open for business, and paying full contractual rent without any current right of offset or rent abatement (“Full Occupancy”), Beneficiary shall only disburse (A) to the extent the tenant under the applicable lease is then rated “investment grade” by Standard & Poors, 100% of the funds Grantor is entitled to pursuant to this paragraph, and (B) for all other tenants, 50% of the funds Grantor is entitled to pursuant to this paragraph, with the remaining 50% to be disbursed to Grantor at such time as the applicable tenant is in Full Occupancy. Beneficiary shall make disbursements from the Cingular Reserve B and Cingular Reserve C for the actual cost of such approved tenant improvements and leasing commissions upon Grantor’s providing Beneficiary with receipts, invoices, lien waivers, photographs and other documentation deemed necessary by Beneficiary to insure that the work and/or materials related to the requested disbursement have been completed and/or provided, with minimum draws of $5,000.00, which shall occur no more frequently than once per month. No disbursements to Grantor from the Cingular Reserve A shall occur unless and until a Cingular Release Event (as defined below) occurs.

If at any time following the first required payment of funds into the Cingular Reserve, as long as there exists no Event of Default (or event with which notice or lapse of time or both could constitute an Event of Default) under the Loan Documents, and either (i) both a Phase II Renewal for all of the Phase II Premises and a Phase I Renewal for all of the Phase I Premises occurs, or (ii) Grantor re-leases both the entire Phase I Premises and the entire Phase II Premises to a replacement tenant or tenants (which may include Cingular) pursuant to triple net Lease(s) (i.e., such tenant pays to Grantor as additional rent its proportionate share of the taxes, insurance premiums and common area maintenance charges and other similar charges for the Property) approved by Beneficiary in accordance with Paragraph 7 below, for rental rate(s) equal to or greater than $8,747,542.00 in total aggregate actual annual base rent (specifically excluding any reimbursements or other additional rent payable to Grantor such as tenant’s share of taxes, insurance premiums or common area maintenance charges), for a term which extends to January 1, 2020 or later (any such Lease a “Replacement Lease”), and such tenant or tenants under such Replacement Lease(s) are in occupancy, open for business and paying full contractual rent without any current right of offset or rent abatement, then Beneficiary shall disburse to Grantor the entire amount then on deposit in the Cingular Reserve (a “Cingular Release Event”).

Upon the Maturity Date, the moneys then remaining on deposit with Beneficiary or its agent in the Cingular Reserve shall, at Beneficiary’s option, be applied against the Indebtedness. Grantor hereby grants Beneficiary a first priority security interest in the

Cingular Reserve and shall execute any other documents and take any other actions necessary to provide Beneficiary with such a perfected security interest in the Cingular Reserve.

(g) Upon the occurrence of an Event of Default, Beneficiary may apply any amounts then held in any of the Reserves described above to the payment of the Indebtedness in such order as Beneficiary may elect in its sole and absolute discretion.

4. Use of Property. Unless required by applicable law, Grantor shall not permit changes in the use of any part of the Property from the use existing at the time this Deed of Trust was executed, which use Grantor represents and warrants is limited to the Permitted Use and related uses. Grantor shall not initiate or acquiesce in a change in the zoning classification of the Property without Beneficiary’s prior written consent.

5. Insurance and Condemnation. Grantor shall obtain and maintain, or cause to be maintained, insurance for Grantor and the Property providing at least the following coverages:

(a) comprehensive all risk insurance (“Special Form”) including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property, (i) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Deed of Trust shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (ii) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (iii) providing for no deductible in excess of Fifty Thousand and 00/100 Dollars ($50,000.00) for all such insurance coverage excluding windstorm and earthquake and (iv) if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in the following amounts: value of undamaged portion to be included in the building limit, demolition debris removal at 10% of the building value and increased cost of construction at 10% of the building value. In addition, Grantor shall obtain: (A) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or such excess flood coverage as Beneficiary shall reasonably require based upon then prevailing industry standards for lenders making securitized loans substantially similar to the Loan, and (B) earthquake insurance in amounts not less than the product of the probable maximum loss applicable to the Property as set forth in a seismic report prepared by a seismic engineer or other qualified consultant reasonably approved by Beneficiary, multiplied by the replacement cost of the Improvements less the amount attributable to a five percent (5%) deductible applicable to the total insured value at risk, and in form and substance satisfactory to Beneficiary, in the event the Property is located in an area with a high degree of seismic activity;

(b) business income insurance (i) with loss payable to Beneficiary; (ii) covering all risks required to be covered by the insurance provided for in subparagraph (a) above; (iii)

in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of the Property (as reduced to reflect expenses not incurred during a period of restoration or repair) for a period of at least eighteen (18) months after the date of the loss or damage by fire or other casualty; and (iv) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Grantor’s reasonable estimate of the gross revenues from the Property for the succeeding twenty-four (24) month period. All proceeds payable to Beneficiary pursuant to this subsection shall be held by Beneficiary and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Grantor of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Deed of Trust and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(c) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (i) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability, covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (ii) the insurance provided for in subparagraph (a) above written in a so-called builder’s risk completed value form, if not otherwise provided for by the all risk insurance policy, (A) on a non-reporting basis, (B) against all risks insured against pursuant to subparagraph (a) above, (C) including permission to occupy the Property and (D) with an agreed amount endorsement waiving co-insurance provisions;

(d) comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Beneficiary on terms consistent with the commercial property insurance policy required under subparagraph (a) above;

(e) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (i) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and 00/100 Dollars ($2,000,000.00) in the aggregate and One Million and 00/100 Dollars ($1,000,000.00) per occurrence; (ii) to continue at not less than the aforesaid limit until required to be changed by Beneficiary in writing by reason of changed economic conditions making such protection inadequate and (iii) to cover at least the following hazards: (A) premises and operations; (B) products and completed operations on an “if any” basis; (C) independent contractors; (D) blanket contractual liability for all written contracts and (E) contractual liability covering the indemnities contained in Paragraph 29 of this Deed of Trust to the extent the same is commercially available and requiring same is consistent with prevailing industry standards for lenders making securitized loans substantially similar to the Loan;

(f) automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million Dollars and 00/100 Dollars ($1,000,000.00);

(g) worker’s compensation and employee’s liability subject to the worker’s compensation laws of the applicable state;

(h) umbrella and excess liability insurance in an amount not less than Twenty-Five Million and 00/100 Dollars ($25,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subparagraph (e) above, including, but not limited to, supplemental coverage for employer liability and automobile liability, which umbrella liability coverage shall apply in excess of the automobile liability coverage in subparagraph (f) above;

(i) the insurance required under this Paragraph 5 above shall cover perils of certified acts of terrorism and acts of terrorism and Grantor shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Paragraph 5 above at all times during the term of the Loan, to the extent same is commercially available and requiring same is consistent with prevailing industry standards for lenders making securitized loans substantially similar to the Loan; and

(j) upon sixty (60) days written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Beneficiary from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

All insurance provided for in this Paragraph 5, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Beneficiary as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State with at least sixty percent (60%) of the policy limits on the property insurance program being written by insurance companies having a claims paying ability rating of “A-“ or better (and the equivalent thereof) by at least two (2) of the rating agencies rating the Securities (one (1) of which shall be S&P if they are rating the Securities and one (1) of which will be Moody’s if they are rating the Securities), or if only one (1) rating agency is rating the Securities, then only by such rating agency, and the remaining forty percent (40%) of the policy limits on the property insurance program being written by insurance companies having a claims paying ability rating of “BBB“ or better (and the equivalent thereof) by at least two (2) of the rating agencies rating the Securities (one (1) of which shall be S&P if they are rating the Securities and one (1) of which will be Moody’s if they are rating the Securities), or if only one (1) rating agency is rating the Securities, then only by such rating agency,. The Policies described in this Paragraph 5 (other than those strictly limited to liability protection) shall designate Beneficiary as loss payee. Prior to the expiration dates of the Policies theretofore furnished to Beneficiary, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Beneficiary of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Grantor to Beneficiary. Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of this Paragraph 5. All Policies provided for or contemplated by this Paragraph 5, except for the Policy referenced in Paragraph 5(g) of this Deed of Trust, shall name Grantor as the insured and Beneficiary as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Beneficiary providing that the loss thereunder shall be payable to Beneficiary. All Policies shall contain clauses or endorsements to the effect that: (1) no act or negligence of Grantor, or anyone acting for Grantor, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Beneficiary is concerned; (2) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days written notice to Beneficiary; provided, however, that only ten (10) days prior written notice to Beneficiary is required for cancellation due to non-payment of premiums; (3) the issuers thereof shall give written notice to Beneficiary if the Policy has not been renewed thirty (30) days prior to its expiration; and (4) Beneficiary shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

Unless Grantor provides Beneficiary with evidence of the insurance coverage required by this Deed of Trust, Beneficiary may purchase insurance at Grantor’s expense to protect Beneficiary’s interests in the Property and to maintain the insurance required by this Deed of Trust. This insurance may, but need not, protect Grantor’s interests. The coverage purchased by Beneficiary may not pay any claim made by Grantor or any claim that is made against Grantor in connection with the Property or any required insurance policy. Grantor may later cancel any insurance purchased by Beneficiary, but only after providing Beneficiary with evidence that Grantor has obtained insurance as required by this Deed of Trust. If Beneficiary purchases insurance for the Property or insurance otherwise required by this Deed of Trust, Grantor will be responsible for the costs of that insurance, including interest and other charges imposed by Beneficiary in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Indebtedness. The costs of the insurance may be more than the cost of insurance Grantor is able to obtain on its own.

In case of loss or damage by fire or other casualty, Grantor shall give immediate written notice thereof to the insurance carrier(s) and to Beneficiary. Beneficiary is authorized and empowered to make or file proofs of loss or damage (in each case only so long as such loss or damage is equal to or greater than $500,000.00) and to settle and adjust any claim under insurance policies which insure against such risks, or to direct Grantor, in writing, to agree with the insurance carrier(s) on the amount to be paid in regard to such loss. The proceeds of any insurance claim are hereby assigned to and shall be paid to Beneficiary as further security for the payment of the Indebtedness and performance of the Obligations and applied as set forth herein.

Grantor shall immediately notify Beneficiary of any action or proceeding relating to any condemnation or other taking, whether direct or indirect, of the Property, or part thereof, and Grantor shall appear in and prosecute any such action or proceeding unless otherwise directed by Beneficiary in writing. Grantor authorizes Beneficiary, at Beneficiary’s option, as attorney-in-fact for Grantor, to commence, appear in and prosecute, in Beneficiary’s or Grantor’s name, any action or proceeding relating to any condemnation or other taking of the Property, whether direct or indirect, and to settle or compromise any claim in connection with such condemnation or other taking, provided such claim is for an amount equal to or greater than $500,000.00. The proceeds of any award, payment or claim for damages, direct or consequential, in connection with any condemnation or other taking, whether direct or indirect, of the Property, or part thereof, or for conveyances in lieu of condemnation, are hereby assigned to and shall be paid to Beneficiary as further security for the payment of the Indebtedness and performance of the Obligations and applied as set forth herein.

Provided no Event of Default then exists hereunder, the net insurance proceeds and net proceeds of any condemnation award (in each case after deducting only Beneficiary’s reasonable costs and expenses, if any, in collecting the same) shall be made available for the restoration or repair of the Property if, in Beneficiary’s reasonable judgment (a) restoration or repair and the continued operation of the Property is economically feasible, as reasonably determined by Beneficiary, (b) the value of Beneficiary’s security is not materially reduced, (c) the loss or condemnation, as applicable, does not occur in the 6-month period preceding the stated Maturity Date and Beneficiary’s independent consultant certifies that the restoration of the Property can be completed at least 90 days prior to the Maturity Date, and (d) Grantor deposits with Beneficiary an amount, in cash, which Beneficiary, in its reasonable discretion, determines is necessary, in addition to the net insurance proceeds or net proceeds of any condemnation award, as applicable, to pay in full the cost of the restoration or repair, including the cost to carry the Property and make all required payments due under the Loan during the period of restoration or repair. Notwithstanding the foregoing, it shall be a condition precedent to any disbursement of insurance proceeds held by Beneficiary hereunder that Beneficiary shall have approved (x) all plans and specifications for any proposed repair or restoration, (y) the construction schedule and (z) the architect’s and general contractor’s contract for all restoration that exceeds $25,000.00 in the aggregate. Beneficiary may establish other conditions it deems reasonably necessary to assure the work is fully completed in a good and workmanlike manner free of all liens or claims by reason thereof. Grantor’s deposits made pursuant to this paragraph shall be used before the net insurance proceeds or net proceeds of any condemnation award, as applicable, for such restoration or repair. If the net insurance proceeds or net proceeds of any condemnation award, as applicable, are made available for restoration or repair, such work shall be completed by Grantor in an expeditious and diligent fashion, and in compliance with all applicable laws, rules and regulations. At Beneficiary’s option, the net insurance proceeds or net proceeds of any condemnation award, as applicable, shall be disbursed pursuant to a construction escrow acceptable to Beneficiary. If following the final payments for the completion of such restoration or repair there are any net insurance proceeds or net proceeds of any condemnation award, as applicable, remaining, such proceeds shall be paid (i) to Grantor to the extent Grantor was required to make a deposit pursuant to this paragraph, (ii) then to fund any shortfall in the Replacement Reserve, (iii) then to Beneficiary to be applied to the Indebtedness, whether or not due and payable until paid in full, and (iv) then to Grantor. If an Event of Default then exists, or any of the conditions set forth in subparagraphs (a) through (d) of this Paragraph 5 have not been met or satisfied, the net insurance proceeds or net proceeds of any condemnation award, as applicable, shall be applied to the Indebtedness, whether or not due and payable, with any excess paid to Grantor.

6. Preservation and Maintenance of Property. Grantor (a) shall not commit waste or permit impairment or deterioration of the Property; (b) shall not abandon the Property; (c) shall keep the Property in good repair and restore or repair promptly, in a good and workmanlike manner, all or any part of the Property to the equivalent of its original condition, ordinary wear and tear excepted, or such other condition as Beneficiary may approve in writing, upon any damage or loss thereto, if net insurance proceeds are made available to cover in whole or in part the costs of such restoration or repair; (d) shall comply with all laws, ordinances, regulations and requirements of any governmental body, and all requirements of any documents applicable to the Property; (e) shall provide for management of the Property by Grantor or by a property manager reasonably satisfactory to Beneficiary pursuant to a contract in form and substance reasonably satisfactory to Beneficiary; (f) shall not take any steps whatsoever to convert the Property, or any portion thereof, to a condominium or cooperative form of management; (g) shall not install or permit to be installed on the Property any underground storage tank without the written consent of Beneficiary; and (h) shall give notice in writing to Beneficiary of and, unless otherwise directed in writing by Beneficiary, appear in and defend any action or proceeding purporting to affect the Property, the security granted by the Loan Documents or the rights or powers of Beneficiary and/or Trustee. Neither Grantor nor any tenant or other person shall remove, demolish or alter any Improvement or any Fixture, equipment, machinery or appliance in or on the Land and owned or leased by Grantor except when incident to the replacement of Fixtures, equipment, machinery and appliances with items of like kind.

7. Protection of Beneficiary’s Security; Leases. If Grantor fails to pay the Indebtedness or perform the Obligations, or if any action or proceeding is commenced which affects the Property, Trustee or Beneficiary, at Beneficiary’s option, Beneficiary may make such appearances, disburse such sums and take such action as Beneficiary deems necessary, in its sole discretion, to protect the Property or Beneficiary’s or Trustee’s respective interests herein, including entry upon the Property to make repairs and perform environmental tests and studies. Any amounts disbursed by Beneficiary pursuant to this Paragraph 7 (including attorneys’ costs and expenses), with interest thereon at the “Default Rate” (defined in the Note) from the date of disbursement, shall become additional Indebtedness of Grantor secured by the Loan Documents and shall be due and payable on demand. Nothing contained in this Paragraph 7 shall require Beneficiary to incur any expense or take any action hereunder.

Grantor shall not be authorized to enter into any ground lease of the Property, without Beneficiary’s prior written approval. Grantor shall not, without Beneficiary’s prior written consent, modify, amend, surrender or terminate any Lease, which approval shall not be unreasonably withheld or delayed. All Leases of space in the Property shall be on the form of lease previously approved by Beneficiary with tenants and for a use acceptable to Beneficiary. All Leases of space in the Property executed or renewed after the date hereof must be reasonably approved by Beneficiary prior to the execution thereof by Grantor.

Notwithstanding anything contained herein to the contrary, Grantor may enter into a proposed Lease (including the amendment, renewal or extension of an existing Lease (a “Renewal Lease”) without the prior written consent of Beneficiary, provided such proposed Lease or Renewal Lease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease or Renewal Lease is executed by Grantor (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Lease), (ii) is an arms-length transaction with a bona fide, independent third party tenant, (iii) is written on the standard form of lease previously approved by Beneficiary, (iv) is not for premises greater than or equal to ten percent (10%) of the gross leaseable area of the Property, (v) is not for a rental greater than or equal to ten percent (10%) of the total gross rental revenues of the Property; (vi) shall have an initial term of not less than three (3) years or greater than ten (10) years, (vii) is for the same use as the current use of the Property, (viii) shall not contain any options for renewal or expansion by the tenant thereunder at rental rates which are either below comparable market levels or less than the rental rates paid by the tenant during initial lease term; and (ix) shall be to a tenant which is experienced, creditworthy and reputable. If Beneficiary consents to any new Lease of space in the Property or the renewal of any existing Lease of space in the Property, at Beneficiary’s request, Grantor shall cause the tenant thereunder to execute a subordination and attornment agreement in form and substance satisfactory to Beneficiary contemporaneously with the execution of such Lease. Grantor expressly understands that any and all new or proposed leases or Renewal Leases are included in the definition of “Lease” or “Leases” as such terms may be used throughout this Deed of Trust or any of the other Loan Documents. Notwithstanding anything contained herein to the contrary, Grantor may terminate a Lease without Beneficiary’s request in the ordinary course of business if (a) the related tenant is in default and (b) either (x) such Lease is for less than ten percent (10%) of the then currently occupied and rentable square feet of space at the Property or (y) Grantor has executed a lease with a replacement tenant for the premises in question.

If at the time one or more Disclosure Documents (as defined in Paragraph 10 below) are being prepared for a Securitization and if requested by Beneficiary, Grantor shall furnish, or shall use commercially reasonably efforts to cause the applicable tenant to furnish, to Beneficiary financial data and/or financial statements in accordance with Regulation AB (as defined in Item 1101(k) of Regulation AB) for any tenant of any Property if, in connection with a Securitization, Beneficiary reasonably expects there to be, with respect to such tenant or group of affiliated tenants, a concentration within all of the mortgage loans included or reasonably expected to be included, as applicable, in such Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor (as defined in Paragraph 10 below); provided, however, that in the event the related lease does not require the Significant Obligor tenant to provide the foregoing information, Grantor shall use commercially reasonable efforts to cause the applicable tenant to furnish such information.

8. Inspection. Beneficiary and its agents and designees may make or cause to be made reasonable entries upon and inspections of the Property, including for performing any environmental inspections and testing of the Property (subject to the provisions of California Civil Code § 2929.5), and inspections of Grantor’s books, records, and contracts at all reasonable times upon reasonable advance notice, which notice may be given in writing or orally. Grantor shall cooperate with Beneficiary and its agents and designees with respect to all such inspections, including any related to the sale or potential sale of all or any portion of the Loan by Beneficiary and any securitization or potential securitization involving the Loan.

9. Books and Records. Grantor shall keep and maintain at all times at Grantor’s address stated above, or such other place as Beneficiary may approve in writing, complete and accurate books of accounts and records adequate to reflect correctly the results of the operation of the Property and copies of all written contracts, Leases and other instruments affecting the Property.

10. Financial Statements. Grantor shall furnish to Beneficiary, within 30 days after the end of each calendar month until the later of (i) the first 12 calendar months following the closing of the loan (the “Loan”) evidenced by the Note, or (ii) the Loan is securitized as described in Paragraph 44 below, a monthly and year-to-date unaudited statement of income and expenses and a rent roll showing the name of each tenant, and for each tenant, the space occupied, the lease expiration date, the rent payable, aged accounts receivables, the rent paid to date, and the security deposit being held for such tenant (provided, however, that so long as the Phase I Lease and the Phase II Lease then remain in effect, Grantor shall not be required to deliver a monthly rent roll), each in reasonable detail and dated and certified as true and complete by Grantor or its general partner or chief financial officer, and copies of all monthly reports delivered to Grantor by the Cingular under the Phase I Lease and the Phase II Lease, including capital expenditure reports. Grantor shall furnish to Beneficiary, within 60 days after the end of each fiscal quarter of the operation of the business of Grantor and at any other time upon Beneficiary’s request, a quarterly and year-to-date balance sheet and a statement of income and expenses of the Property, each in reasonable detail, prepared in accordance with generally accepted accounting principles in the United States of America, consistently applied (“GAAP”) and certified as true and complete by Grantor or its general partner, manager/managing member or chief financial officer. Grantor shall also furnish to Beneficiary, and shall cause each Guarantor to furnish to Beneficiary, within 90 days after the end of each fiscal year of Grantor, a balance sheet, a statement of income and expenses, a statement of cash flows and a comparison of the budgeted income and expenses and the actual income and expenses for such year for the Property, together with a detailed explanation of any variances of more than five percent (5%) between budgeted and actual amounts for such year, each in reasonable detail, prepared in accordance with GAAP and certified as true and complete by Grantor or its general partner, manager/managing member or chief financial officer and each Guarantor, as the case may be. In the event that the Loan has an original principal balance equal to or greater than $20,000,000.00 such annual financial statements shall be audited by an independent certified public accountant. In addition, if at any time the Phase I Lease and the Phase II Lease are not then in full force and effect, Grantor shall furnish upon Beneficiary’s request (a) a rent roll and a leasing activity report for the Property during such fiscal quarter, and (b) a capital expenditure report indicating the type and amount of each capital expenditure made during such fiscal quarter. Grantor shall furnish upon Beneficiary’s request any other information that Beneficiary may reasonably require. All of the foregoing shall be certified as true and complete by Grantor or its general partner, manager/managing member or chief financial officer. In addition, Grantor shall cause each Guarantor to provide to Beneficiary a copy of his/her/its financial statements as required by Section 5.10 of that certain Guaranty of even date herewith executed by Guarantor. All of the information required by Beneficiary in this paragraph must be in a form acceptable to Beneficiary in its absolute and sole discretion. Grantor shall submit to Beneficiary an annual budget (the “Annual Budget”) for the 2006 calendar year on or prior to the date hereof and not later than sixty (60) days prior to the commencement of each calendar year thereafter in form reasonably satisfactory to Beneficiary. Such annual budget shall be subject to Beneficiary’s written approval (each such Annual Budget, an “Approved Annual Budget”). In the event that Beneficiary objects to a proposed Annual Budget submitted by Grantor, Beneficiary shall advise Grantor of such objections within fifteen (15) days after receipt thereof (and deliver to Grantor a reasonably detailed description of such objections) and Grantor shall promptly revise such Annual Budget and resubmit the same to Beneficiary. Beneficiary shall advise Grantor of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Grantor a reasonably detailed description of such objections) and Grantor shall promptly revise the same in accordance with the process described in this subsection until Beneficiary approves the entire Annual Budget. Until such time that Beneficiary approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in taxes, insurance premiums and other charges. If Grantor fails to timely furnish Beneficiary with any of the financial information and reports set forth in this paragraph within the required time periods, Beneficiary shall have the right, upon five (5) Business Days’ prior written notice to Grantor, acting in its sole discretion, to hire a certified public accounting firm acceptable to Beneficiary, to prepare such financial information and reports, on an audited basis. The costs and expenses of such accounting firm shall be paid by Grantor on demand and, to the extent advanced by Beneficiary become, with interest thereon from the date advanced by Beneficiary at the Default Rate, additional Indebtedness of Grantor secured by the Loan Documents. Additionally, if Grantor fails to timely furnish Beneficiary with any of the financial information and reports set forth in this paragraph within the required time periods, Beneficiary shall be entitled to receive a late charge equal to $500.00 for each financial information and/or report not so furnished to Beneficiary (the “Financial Late Charge”). The Financial Late Charge shall be due and payable by Grantor immediately upon receipt by Grantor of an invoice for same from Beneficiary. Until paid, the Financial Late Charge shall bear interest at the Default Rate, and shall be deemed additional Indebtedness of Grantor secured by the Loan Documents.

If, at the time one or more Disclosure Documents are being prepared for a Securitization, Beneficiary reasonably expects that Grantor alone or Grantor and one or more affiliates of Grantor collectively, or the Property alone or the Property and any other parcel(s) of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor (as defined in Item 1101(k) of Regulation AB), to the Property (a “Related Property”) collectively, will be a Significant Obligor, Grantor shall furnish to Beneficiary upon request (i) the selected financial data as required under Item 1112(b)(1) of Regulation AB, if Beneficiary reasonably expects that the principal amount of the Loan, together with any loans made to an affiliate of Grantor or secured by a Related Property that is included in a Securitization with the Loan (a “Related Loan”), as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) of the aggregate principal amount of all mortgage loans included or reasonably expected to be included, as applicable, in the Securitization or (ii) the financial statements as required under Item 1112(b)(2) of Regulation AB, if Beneficiary reasonably expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or reasonably expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Beneficiary (A) within ten (10) Business Days after notice from Beneficiary in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Grantor and (C) not later than seventy-five (75) days after the end of each fiscal year of Grantor for any period for which a filing pursuant to the Securities Exchange Act of 1934 in connection with or relating to the securitization (an “Exchange Act Filing”) is not required. As used herein, “Regulation AB” shall mean Regulation AB under the

Securities Act of 1933 and the Securities Exchange Act of 1934 (as amended). As used herein, “Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, or similar offering memorandum or offering circular, in each case in preliminary or final form, used to offer securities in connection with a Securitization.

11. Hazardous Substances. Grantor covenants and agrees that it (a) shall not use, generate, store, or allow to be generated, stored or used, any “Hazardous Substances” (hereinafter defined) on the Property, except in the ordinary course of Grantor’s business and in accordance with all “Environmental Laws” (hereinafter defined), (b) shall at all times maintain the Property in full compliance with all applicable Environmental Laws, including timely remediating the Property if and when required without prejudice, however, to any rights or defenses against others, and (c) shall cause compliance by all tenants and sub-tenants on the Property with Grantor’s covenants and agreements contained in this Paragraph 11. Grantor shall promptly notify Beneficiary in writing of (i) any investigation, claim or other proceeding by any party caused or threatened in connection with any Hazardous Substances on the Property, or the failure or alleged failure of the Property to comply with any applicable Environmental Laws, or (ii) Grantor’s discovery of any condition on or in the vicinity of (if such condition may affect the Property) the Property to fail to comply with applicable Environmental Laws.

The term “Environmental Laws” shall include any present and future federal, state and/or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction or decree and/or other governmental directive or requirement, as well as common law, which pertains or relates to health, safety or the environment (including but not limited to, ground or air or water or noise pollution or contamination, and underground or above ground tanks) and shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), and any state or federal lien or superlien or environmental clean-up statutes, and regulations, rules, guidelines, or standards promulgated pursuant thereto all as amended from time to time. The term “Hazardous Substances” shall include any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous substance,” “hazardous waste” or “solid waste,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Laws; or (ii) which is or contains asbestos, radon, any polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, lead paint, or motor fuel or other petroleum hydrocarbons; or (iii) which causes or poses a threat to cause a contamination or nuisance on the Property or any adjacent property or a hazard to the environment or to the health or safety of persons on or about the Property.

12. Representations and Covenants.

(a) If Grantor is a corporation, it represents that it is a corporation duly organized existing and in good standing under the laws of its state of incorporation, that it is duly qualified and in good standing under the laws of the state where the Land is located, and that the execution and delivery of the Loan Documents and the performance of the obligations thereunder are within Grantor’s corporate powers, have been duly authorized by all necessary action of its board of directors, and do not contravene the terms of its articles of incorporation or by-laws.

(b) If Grantor is a general or limited partnership or a limited liability company, it represents that it is duly formed, organized and existing in the state of its formation, that it is qualified to do business under the laws of the state where the Land is located, and that the execution and delivery of the Loan Documents and the performance of the obligations thereunder do not conflict with any provision of Grantor’s partnership agreement or operating agreement, as applicable, and all other certificates and agreements governing Grantor, and have been duly authorized by all necessary action of its partners or members.

(c) Grantor represents that (i) the execution and delivery of the Loan Documents, the payment of the Indebtedness, and the performance of the Obligations do not violate any law or conflict with any agreement by which Grantor is bound, or any court order by which Grantor is bound, (ii) no consent or approval of any governmental authority or any third party is required for the execution or delivery of the Loan Documents, the payment of Indebtedness, and the performance of the Obligations, and (iii) the Loan Documents are valid and binding agreements, enforceable in accordance with their terms.

(d) Grantor represents that (i) it is lawfully seized with a ground leasehold estate in the Property; (ii) it has the right to mortgage, convey, assign and grant a first security interest in the Property; (iii) the Property is unencumbered, and Grantor will warrant and defend title to the Property against all claims and demands, subject to easements and restrictions listed in a schedule of exceptions to coverage in the title insurance policy accepted by Beneficiary insuring Trustee’s and Beneficiary’s respective interests in the Property; and (iv) it has no operations, assets or activities other than the Property.

(e) Grantor represents and covenants that (i) all material permits, licenses, authorizations, approvals, and certificates, including certificates of completion and occupancy permits, required by law, ordinance or regulation have been obtained and are and shall remain in full force and effect; and (ii) Grantor and the use and occupancy of the Land and all improvements thereon are and shall remain in compliance with all laws, regulations, and ordinances, including without limitation, all restrictive covenants of record and zoning and building laws.

(f) Except as set forth in the ALTA survey of the Property provided to Beneficiary as of the date hereof, Grantor represents that all of the improvements on the Land lie wholly within the boundaries of and building line restrictions relating to the Land and no improvements located on adjoining lands encroach upon the Land so as to affect the value or marketability of the Property, except those which are insured against by the title insurance policy accepted by Beneficiary insuring Trustee’s and Beneficiary’s respective interests in the Property.

(g) Grantor represents that the Property is served by public utilities, water and sewer (or septic facilities) and services in the surrounding community, including police and fire protection, public transportation, refuse removal, public education, and enforcement of safety codes which are adequate in relation to the premises and location on which the Property is located (taking into account the Permitted Use of the Property).

(h) Grantor represents that the Property is serviced by public water and sewer systems which are adequate in relation of the improvements and location on which the Property is located. All liquid and solid waste disposal, septic and sewer systems located on the Property are in good and safe condition and repair and in compliance with all applicable laws.

(i) Grantor represents that the Property has parking and other amenities necessary for the operation of the business currently conducted thereon which are adequate in relation to the premises and location on which the Property is located.

(j) Grantor represents that the Property is a contiguous parcel and a separate tax parcel, and there are no delinquent taxes or other outstanding charges adversely affecting the Property.

(k) To Grantor’s actual knowledge, Grantor represents that no action, omission, misrepresentation, negligence, fraud or similar occurrence has taken place on the part of any person that would reasonably be expected to result in the failure or impairment of full and timely coverage under any insurance policies providing coverage for the Property.

(l) None of Grantor, any Guarantor, or any other holder of a direct or indirect legal or beneficial interest in Grantor is or will be, held, directly or indirectly, by a “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” “foreign person,” “affiliate” of a “foreign person” or a “United States intermediary” of a “foreign person” within the meaning of IRC Sections 897 and 1445, the Foreign Investments in Real Property Tax Act of 1980, the International Investment and Trade in Services Survey Act, the Agricultural Foreign Investment Disclosure Act of 1978, the regulations promulgated pursuant to such acts or any amendments to such acts.

(m) None of Grantor or any Guarantor is insolvent, and there has been no (i) assignment made for the benefit of the creditors of any of them, (ii) appointment of a receiver for any of them or for the properties of any of them, or (iii) bankruptcy, reorganization, or liquidation proceeding instituted by or against any of them.

(n) All information in the application for the Loan submitted to Beneficiary (the “Loan Application”) and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan Application or in satisfaction of the terms thereof, were accurate, complete and correct in all material respects when submitted to Beneficiary. There has been no material adverse change in the representations made or information heretofore supplied by or on behalf of Grantor or any Guarantor in connection with the Loan or the Loan Application as to Grantor, any Guarantor, or the Property. There has been no material adverse change in any condition, fact, circumstance or event that would make any such representations or information inaccurate, incomplete or otherwise materially misleading.

(o) Except as listed on Exhibit C hereto, (i) there is no litigation, arbitration, condemnation proceeding or other proceeding or governmental investigation pending or, to Grantor’s knowledge, threatened against or relating to Grantor, any Guarantor, or the

Property and there are no outstanding judgment(s) against or relating to Grantor or any Guarantor, (ii) Grantor and Guarantor each has not (A) had any property foreclosed upon, (B) given a deed in lieu of foreclosure, or (C) been involved in any criminal proceedings where Grantor or Guarantor was the defendant and (iii) Grantor and Guarantor have not defaulted on any loan or other indebtedness.

(p) The proceeds evidenced by the Note will be used by Grantor solely and exclusively for proper business purposes and will not be used for the purchase or carrying of registered equity securities within the purview and operation of any regulation issued by the Board of Governors of the Federal Reserve System or for the purpose of releasing or retiring any indebtedness which was originally incurred for any such purpose.

(q) Grantor represents and covenants that all Leases of space in the Property existing as of the date hereof are in writing.

(r) Grantor agrees that Beneficiary shall be allowed to advertise in the various news or financial media that Beneficiary has provided the Loan to Grantor, but Grantor shall not do so without Beneficiary’s prior written permission, which shall not be unreasonably withheld, conditioned or delayed.

(s) Grantor represents that Grantor and all Guarantors have filed all federal, state, county, municipal, and city income and other tax returns required to have been filed by them and have paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by them. Neither Grantor nor any Guarantor knows of any basis for any additional assessment in respect to any such taxes and related liabilities for prior years.

(t) Grantor covenants that if at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note or this Deed of Trust, or impose any other tax or charge on the same, Grantor will pay for the same, with interest and penalties thereon, if any.

(u) As of the date hereof, Grantor represents that Grantor and Guarantors have no valid offset, defense, counterclaim, abatement or right to rescission with respect to any of the Loan Documents.

(v) Grantor has dealt with no broker other than Secured Capital Corporation (“Broker”) and Grantor shall pay all fees and expenses owing to any mortgage broker claiming through Grantor and will indemnify, defend and hold Beneficiary harmless from any and all other brokerage claims related to the Loan. Notwithstanding the foregoing, Beneficiary may, at its sole election, pay incentive fees or other compensation (collectively, “Incentives”) to Broker. Those Incentives are intended to encourage Broker to bring loans to Beneficiary, and may be based on a variety of different factors, including the amount of the Loan, the Contract Rate (as defined in the Note) the spread, the number of loan applications or loans referred to Beneficiary, the amount of investigative, due diligence or other assistance provided by Broker, or other factors. Any cash payments to Broker are not referenced in the Loan Documents.

Except as otherwise provided herein, each and all of the representations, covenants and obligations of Grantor shall survive the execution and delivery of the Loan Documents and shall continue in full force and effect until the Indebtedness is paid in full.

13. Lease Assignment. Grantor acknowledges that, concurrently herewith Grantor is delivering to Beneficiary, as additional security for the repayment of the Loan, an Assignment of Leases and Rents (the “Assignment”) pursuant to which Grantor has assigned to Beneficiary all of Grantor’s right, title and interest in the Leases and the Rents and income from the Property. All of the provisions of the Assignment are hereby incorporated herein as if fully set forth at length in the text of this Deed of Trust. Grantor agrees to abide by all of the provisions of the Assignment.

14. Subordination, Non-Disturbance and Attornment Agreements/Estoppel Certificates.

(a) Grantor shall, within 10 days after Beneficiary’s request, furnish Beneficiary with a written statement, duly acknowledged, setting forth the sums secured by the Loan Documents and any right of set-off, counterclaim or other defense which exists against such sums and the Obligations.

(b) If the Property includes commercial property, Grantor shall use best efforts to deliver to Beneficiary upon request, tenant subordination, non-disturbance and attornment agreements/estoppel certificates from each commercial tenant at the Property in form and substance reasonably satisfactory to Beneficiary provided that Grantor shall not be required to deliver such certificates more frequently than one (1) time in any calendar year.

15. Transfers of the Property or Ownership Interests in Grantor; Assumption; Due on Sale/Encumbrance.

(a) No Sale/Encumbrance. Grantor agrees that Grantor shall not, without the prior written consent of Beneficiary, sell, convey, mortgage, grant, bargain, encumber, pledge, assign, or otherwise transfer the Property or any interest therein any part thereof or permit the Property or any part thereof to be sold, conveyed, mortgaged, granted, bargained, encumbered, pledged, assigned, or otherwise transferred except for: (i) pursuant to Leases of space in the Property to tenants in accordance with the provisions of Paragraph 7; (ii) in connection with a condemnation action or other taking; or (iii) the disposal of personalty that is obsolete or no longer used or useful, so long as such personalty is replaced with similar items of comparable value and utility and in which Beneficiary has a first lien and mortgage. In addition, Grantor shall not allow, without the prior written consent of Beneficiary, any pledge of any ownership interests in Grantor.

(b) Sale/Encumbrance Defined. A sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, or transfer of the Property within the meaning of this Paragraph 15 shall be deemed to include, but not limited to the following: (1) an installment sales agreement wherein Grantor agrees to sell the Property or any part thereof for a price to be paid in installments; (2) an agreement by Grantor leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a mortgage in, Grantor’s right, title and interest in and to any Leases or any Rents; or (3) a sale, encumbrance, foreclosable pledge, hypothecation, or transfer of any direct and/or indirect ownership interests (including beneficial interests) in Grantor. Notwithstanding the foregoing, provided that no default has occurred and is continuing, the following transfers shall not be deemed to be a sale or encumbrance for the purpose of this Paragraph 15:

(i) transfers of interests in Grantor for estate planning purposes to immediate family members (which shall be limited to a spouse, parent, child and grandchild (each an “Immediate Family Member”)) of such party or to trusts or entities created for the benefit of Immediate Family Members provided that (1) if the transferor is a Guarantor, such Guarantor still controls such transferred interest and such Guarantor shall not be released from any guaranty or indemnity agreement by virtue of such permitted transfer, (2) Grantor shall provide Beneficiary with 30 days’ prior written notice of any such permitted transfer, (3) Grantor shall reimburse Beneficiary for all costs and expenses, including reasonable attorney fees incurred by Beneficiary in connection with such permitted transfer, (4) there has been no change in control or management rights of Grantor as a result of such transfer, including but not limited to any sale, encumbrance, pledge, hypothecation, or transfer of any general partner or managing member interest in the Grantor, (5) such transfer has no effect on the continuing status of Grantor, as a validly existing entity in good standing and in compliance with the provisions of Paragraph 17, and (6) Grantor shall furnish Beneficiary with copies of any documentation executed in connection with such permitted transfer promptly after execution thereof;

(ii) transfers of direct and/or indirect interests in Grantor by operation of law or upon death by devise or descent, provided that the condition set forth in clause (5) of subparagraph (i) above is satisfied;

(iii) transfers of direct and/or indirect interests in Grantor to Guarantor(s);

(iv) a sale, encumbrance, pledge, hypothecation, or transfer of less than forty-nine percent (49%) in the aggregate (which may be pursuant to one or more transactions during the term of the Loan) of the direct and/or indirect ownership interests (including beneficial interests) in Grantor provided that the conditions set forth in clauses (2) through (6) of subparagraph (i) above are satisfied as to each such transfer.

(v) Transfers of direct membership interests in Maguire Macquarie Office, LLC (“JV”) between the existing members of such entity, so long as to the extent the management or control rights of JV change as a result of such transfer, the new manager of JV is a Qualified Transferee (as defined below) and provided that the conditions set forth in clauses (2), (3), (5) and (6) of subparagraph (i) above are satisfied as to each such transfer.

(vi) Transfers by Macquarie Office Trust, an Australian Listed Property Trust, or any of its Affiliates, of all or any portion of their respective indirect ownership interests in Grantor (or direct interests in JV) to an Affiliate (as defined below) of Macquarie Office Trust, provided that the conditions set forth in clauses (2) through (6) of subparagraph (i) above are satisfied as to each such transfer.

(vii) Transfers by Maguire Properties, Inc., or any of its Affiliates, of all or any portion of its indirect ownership interests in Grantor or JV, to an Affiliate of Maguire Properties, Inc, provided that the conditions set forth in clauses (2), (3), (5) and (6) of subparagraph (i) above are satisfied as to each such transfer.

(viii) Transfers of the limited partnership interests in Maguire Properties, L.P. or the limited partnership interests in Macquarie Office Stadium Gateway, L.P.

(ix) Transfers of ownership interests in a Person whose stock is listed or quoted on the New York Stock Exchange, the American Stock Exchange, NASDAQ or any equivalent Australian stock exchange.

(x) Transfers of direct or indirect ownership interests in Grantor or JV to a Qualified Transferee, which Qualified Transferee is also itself a Qualified Manager or engages a Qualified Manager to manage the Property, provided that the conditions set forth in clauses (2), (3), (5) and (6) of subparagraph (i) above are satisfied as to each such transfer.

(xi) Pledges of direct or indirect equity interests in JV, Macquarie Office Trust or Maguire Properties, Inc. to secure loans to the owners thereof so long as such pledges do not under any circumstances permit the holder thereof to foreclose on such pledges or otherwise take title to the pledged interest pursuant to the pledge.

For purposes of this Paragraph 15(b) the following terms shall have the following definitions: (A) “Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with, another Person, directly or indirectly owning or holding, or under common control with a Person directly or indirectly holding, fifty-one percent (51%) or more of any equity interest in another Person, or fifty-one percent (51%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by such other Person, (B) “Qualified Transferee” means any Person meeting the requirements and definition of “qualified transferee” set forth in the Standard & Poor’s U.S. CMBS Legal and Structured Finance Criteria that also (I) immediately prior to such transfer has total assets of at least $600,000,000, (II) has a net worth, as of a date not more than three (3) months prior to such transfer, of at least $250,000,000, (III) is regularly engaged in the business of owning interests (either directly or through funds under management) in office properties, and (IV) does not violate the provisions of Paragraph 47, and (C) “Qualified Manager” means a manager which (I) is a reputable management company having at least five (5) years experience in the management of commercial properties with similar uses as the Property and in the jurisdiction where the Property is located, (II) has for at least five (5) years managed at least five (5) properties of the same type as the Property totaling at least 1,000,000 square feet (excluding the Property), and (III) does not violate the provisions of Paragraph 47.

(c) Assumption. Notwithstanding the foregoing provisions of this Paragraph 15, a sale of the Property and assumption of this Loan (hereinafter, an “Assumption”) in its entirety prohibited by the foregoing may be permitted during the term of the Note to any entity, subject to Beneficiary’s prior written consent, which shall not be unreasonably withheld or delayed, provided that each of the following terms and conditions are satisfied:

(i) Grantor is in compliance with all terms and conditions of the Loan Documents and no default has occurred and is then continuing hereunder or under any of the other Loan Documents and the proposed transferee (“Transferee”) agrees to continue to comply with and be bound by all provisions of the Loan Documents;

(ii) Grantor gives Beneficiary written notice of the terms of such prospective Assumption not less than forty-five (45) days before the date on which such Assumption is scheduled to take place and, concurrently therewith, gives Beneficiary all such information concerning Transferee as Beneficiary reasonably requests. Beneficiary shall have the right to approve or disapprove the proposed Transferee. In determining whether to give or withhold its approval of the proposed Transferee, Beneficiary shall consider Transferee’s experience in owning and operating a facility similar to the Property, Transferee’s entity structure, Transferee’s financial strength, the Transferee’s general business standing and Transferee’s relationship and experience with contractors, vendors, tenants, lenders and other business entities;

(iii) Grantor shall pay Beneficiary (A) in connection with such proposed Assumption, all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees incurred by Beneficiary and any rating agency approval fees (whether such transfer is approved or rejected), plus (B) concurrently with the closing of such Assumption, a nonrefundable assumption fee in an amount equal to 0.5% of the then outstanding principal balance of the Note;

(iv) Transferee executes and delivers such documents and agreements as Beneficiary shall reasonably require to evidence and effectuate said assumption and delivers such legal opinions as Beneficiary may reasonably require, including, without limitation, hazard insurance endorsements or certificates and other similar materials as Beneficiary may deem necessary at the time of the Assumption, all in form and substance satisfactory to Beneficiary, including, without limitation, an endorsement or endorsements to Beneficiary’s loan title insurance policy insuring the lien of this Deed of Trust, extending the effective date of such policy to the date of execution and delivery of the assumption agreement referenced in this subparagraph 15(c)(iv), with no additional exceptions added to such policy, except for items consented to by Beneficiary or permitted under this Deed of Trust, and insuring that fee simple title to the Property is vested in the Transferee;

(v) Grantor executes and delivers to Beneficiary, without any cost or expense to Beneficiary, a release of Beneficiary, its officers, directors, employees and agents, from all claims and liability relating to the transactions evidenced by the other security documents through and including the date of the closing of the Assumption, which agreement shall be in form and substance satisfactory to Beneficiary and shall be binding upon the Transferee;

(vi) subject to the provisions of Paragraph 11 of the Note, such Assumption is not construed so as to relieve Grantor of any personal liability under the Note or any of the Loan Documents for any act or events occurring or obligations arising prior to or simultaneously with the closing of such Assumption (excluding payment of the principal amount of the Note and interest accrued thereon) and Grantor executes, without any cost or expense to Beneficiary, such documents and agreements as Beneficiary shall reasonably require to evidence and effectuate the ratification of such personal liability;

(vii) Transferee shall furnish, if Transferee is a corporation, partnership or other entity, all appropriate papers evidencing Transferee’s capacity in good standing and the qualification of the signers to execute the assumption of the Obligations, which paper shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners, members or shareholders of Transferee. Transferee and such constituent partners, members or shareholders of the Transferee (as the case may be) as Beneficiary shall require, shall be single purpose entities, whose formation documents shall be approved by counsel to Beneficiary. Transferee must be a bankruptcy remote entity and must have two (2) individuals recommended to Beneficiary and approved by counsel to Beneficiary to serve as independent directors of Transferee (if Transferee is a corporation) or Transferee’s corporate general partner or an independent member or in Beneficiary’s discretion, manager of Transferee if Transferee is a limited liability company. The consent of such independent parties shall be required for, among other things, any merger, consolidation, dissolution, bankruptcy or insolvency of such independent party or of the Transferee;

(viii) Transferee shall furnish an opinion of counsel satisfactory to Beneficiary and its counsel stating that (A) Transferee’s formation documents provide proof for the matters described in subparagraph (vii) above, (B) the assets of Transferee will not be consolidated with the assets of any other entity having an interest in, or affiliation with, the Transferee, in the event of a bankruptcy or insolvency of any such entity if required by any rating agency after the securitization of the Loan, (C) the assumption of the Obligations has been duly authorized, executed and delivered and the Loan Documents are valid, binding and enforceable against the Transferee in accordance with their terms, (D) Transferee and any entity which is a controlling stockholder, general partner or managing member of Transferee have been duly organized and are in good standing and in existence, and (E) with respect to such other matters as Beneficiary or any applicable rating agency may request; and

(ix) if the Loan has previously been securitized pursuant to Paragraph 44, Beneficiary shall have received evidence in writing from the rating agencies to the effect the proposed transfer will not result in a downgrade, qualification, reduction or withdrawal of any rating initially assigned or to be assigned to any securities issued in connection with the Loan.

Any such Assumption shall not be construed as to relieve any current Guarantors of their obligations under any guarantees or indemnity agreements executed in connection with the Note, provided that if Transferee or a party associated with Transferee approved by Beneficiary in its sole discretion assumes the obligations of the current Guarantors under their guarantees or indemnity agreements and Transferee or such party associated with Transferee if applicable, executes, without any cost or expense to Beneficiary, a new guarantee and/or indemnity agreement in form and substance satisfactory to Beneficiary, then Beneficiary shall release the current Guarantors from all obligations first arising under their guarantees or indemnity agreements after the closing of such Assumption;

(d) Beneficiary’s Rights. Except as provided in subparagraph 15(c) above, Beneficiary reserves the right to condition the consent required hereunder upon a modification of the terms hereof and on assumption of the Note, this Deed of Trust and the Loan Documents as so modified by the proposed Transferee, payment of an assumption fee, and all of Beneficiary’s expenses incurred in connection with such transfer, the approval by a rating agency of the proposed transferee, the proposed transferee’s continued compliance with the covenants set forth in this Deed of Trust, including, without limitation, the covenants contained in Paragraph 17, or such other conditions as Beneficiary shall determine in its sole discretion to be in the interest of Beneficiary. All of Beneficiary’s out-of-pocket expenses incurred shall be payable by Grantor whether or not Beneficiary consents to the Assumption. Beneficiary shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Note immediately due and payable upon Grantor’s prohibited sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, or transfer of the Property without Beneficiary’s consent. This provision shall apply to every sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, or transfer of the Property regardless of whether voluntary or not, or whether or not Beneficiary has consented to any previous sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, or transfer of the Property.

16. No Additional Liens. Grantor covenants not to execute any deed of trust, security agreement, assignment of leases and rents or other agreement granting a lien (except the liens granted to Beneficiary and Trustee by the Loan Documents) or, except as set forth in Paragraph 2 above, take or fail to take any other action which would result in a lien against the interest of Grantor in the Property without the prior written consent of Beneficiary.

17. Single Asset Entity. Grantor and any other entity required by Beneficiary to be a Special Purpose Entity pursuant to the provisions of this Paragraph 17 or otherwise (a “Required SPE”) shall not hold or acquire, directly or indirectly, any ownership interest (legal or equitable) in any real or personal property other than the Property, or become a shareholder of or a member or partner in any entity which acquires any property other than the Property, until such time as the Indebtedness has been fully repaid. Grantor’s and any Required SPE’s articles of incorporation, partnership agreement or operating agreement, as applicable, (w) as to Grantor, limit its purpose to the acquisition, ownership, operation and disposition of the Property, and as to any Required SPE, limit its purpose to acting as the general partner of the limited partnership that owns the Property, or a member of the limited liability company that owns the Property, or the general partner of any Required SPE which is a limited partnership, or a member of any Required SPE which is a limited liability company, (x) prohibit other activities, mergers, consolidations and asset sales until such time as the Indebtedness has been fully repaid, (y) contain separateness covenants satisfactory to Beneficiary, and (z) provide that such provisions shall not be amended without the prior written consent of Beneficiary. Grantor covenants that:

(a) Grantor is organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into the Loan Documents with the Beneficiary, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; and any Required SPE is organized solely for the purpose of acting as a general partner of the limited partnership that owns the Property, or a member of the limited liability company that owns the Property, or the general partner of any Required SPE which is a limited partnership, or a member of any Required SPE which is a limited liability company;

(b) Grantor is not engaged and will not engage in any business unrelated to the acquisition, development, ownership, management or operation of the Property, and any Required SPE is not engaged and will not engage in any business unrelated to (1) acting as general partner of the limited partnership that owns the Property, (2) acting as a member of the limited liability company that owns the Property, (3) acting as general partner of any Required SPE which is a limited partnership, or (4) acting as a member of any Required SPE which is a limited liability company;

(c) Grantor does not have and will not have any assets other than those related to the Property and any Required SPE does not have and will not have any assets other than its partnership interest in the limited partnership that owns the Property, or its member interest in the limited liability company that owns the Property or acts as the general partner of such limited partnership or managing member of such limited liability company, as applicable;

(d) neither Grantor nor any Required SPE have engaged, sought or consented to and will not, without the affirmative vote of all of its members, managers, directors or general partners, as applicable (including the Independent Person(s) (as hereinafter defined)), engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of partnership or membership interests, or amendment of its limited partnership agreement, articles of incorporation, bylaws, articles of organization, certificate of formation, limited liability company agreement and/or operating agreement (as applicable) with respect to the matters set forth in this definition (in each case, except as permitted hereunder or otherwise with Beneficiary’s prior written consent);

(e) Any Grantor or Required SPE that is a limited partnership has as its only general partners, Special Purpose Entities that are corporations, limited partnerships or limited liability companies;

(f) Any Grantor or Required SPE that is a limited liability company, if such limited liability company has more than one member, has at least one manager that is a Special Purpose Entity that owns at least 1.0% (one percent) of the equity of such limited liability company;

(g) Any Grantor or Required SPE that is a limited liability company, if such limited liability company has only one member, (1) has been formed under Delaware law and (2) has an individual or entity, which is an Independent Person(s) or Required SPE, respectively, that shall become a member of the limited liability company upon the dissolution or disassociation of the member;

(h) Grantor and any Required SPE (1) have articles of organization, a certificate of formation, limited liability company agreement and/or an operating agreement, as applicable (if such entity is a limited liability company), (2) have a limited partnership agreement (if such entity is a limited partnership), or (3) have a certificate of incorporation, articles or bylaws (if such entity is a corporation) that, in each case, provide that such entity will not, without the affirmative vote of all (including the Independent Person(s)) of its members, managers, directors, or general partners, as applicable: (i) dissolve, merge, liquidate or consolidate and, as to any Required SPE, permit Grantor (as applicable) to dissolve, merge, liquidate, or consolidate; (ii) except as permitted herein, sell all or substantially all of its assets or, as to any Required SPE, the assets of the Grantor (as applicable), (iii) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition without the consent of the Beneficiary; or (iv) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or, as to any Required SPE, with respect to Grantor (as applicable);

(i) Grantor and any Required SPE have not and shall not, without the affirmative vote of all (including the Independent Person(s)) of its member, managers, directors or general partners, as applicable: (i) dissolve, merge, liquidate, or consolidate, or, as to any Required SPE, permit Grantor (as applicable) to dissolve, merge, liquidate, or consolidate; (ii) except as permitted herein, sell all or substantially all of its assets or, as to any Required SPE, the assets of the Grantor (as applicable), (iii) engage in any other business activity, or amend its organizational documents, or, with respect to any Required SPE, amend the organizational documents of Grantor, with respect to the matters set forth in this definition without the consent of the Beneficiary; or (iv) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or, as to any Required SPE, with respect to Grantor;

(j) each of Grantor and any Required SPE is solvent and pays its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same become due, and endeavors to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(k) each of Grantor and any Required SPE has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(l) each of Grantor and any Required SPE will file its own tax returns; provided, however, that its assets and income may be included in a consolidated tax return of its parent companies if inclusion on such consolidated tax return is in compliance with applicable law or, in the event that such Grantor or Required SPE is a disregarded entity for federal tax purposes, then its assets and income may be included on the tax returns filed by its owner;

(m) each of Grantor and any Required SPE has maintained and will maintain its own resolutions and agreements;

(n) each of Grantor and any Required SPE (1) has not commingled and will not commingle its funds or assets with those of any other person, (2) will pay its obligations solely with its own assets, and (3) has not participated and will not participate in any cash management system with any other person other than Beneficiary;

(o) each of Grantor and any Required SPE has held and will hold its assets in its own name;

(p) each of Grantor and any Required SPE has conducted and will conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of Grantor;

(q) each of Grantor and any Required SPE has maintained and will maintain its balance sheets, operating statements and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required or permitted by generally accepted accounting principles; provided, however, that any such consolidated financial statement shall contain a note indicating that it maintains separate balance sheets and operating statements for such Grantor or Required SPE, respectively, and, if it is the Grantor, for the Property.

(r) each of Grantor and any Required SPE has a sufficient number of employees in light of its contemplated business operations, which may be none;

(s) each of Grantor and any Required SPE has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(t) each of Grantor and any Required SPE has no, and will have no, Indebtedness (including loans (whether or not such loans are evidenced by a written agreement) between such Grantor or Required SPE, respectively, and any Affiliates of Grantor) other than (i) with respect to Grantor, the Loan, (ii) with respect to Grantor or any Required SPE, unsecured liabilities incurred in the ordinary course of business relating to the routine administration of Grantor or such Required SPE, respectively, and, with respect to Grantor only, unsecured liabilities incurred in the ordinary course of business relating to the ownership and operation of the Property, which liabilities are owed to unrelated third parties, are not more than sixty (60) days past the date incurred (unless disputed in accordance with applicable law), are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and shall not exceed $1,900,000.00;

(u) each of Grantor and any Required SPE will not guarantee or become obligated for the debts of any other entity or person or hold out its credits as being available to satisfy the obligations of others, including not acquiring obligations or securities of its partners, members or shareholders (except to the extent that any Required SPE acting as the general partner of Grantor may become liable for the debts of Grantor, where Grantor is a limited partnership);

(v) each of Grantor and any Required SPE has not and will not acquire obligations of its partners, members or shareholders or any other Affiliate;

(w) each of Grantor and any Required SPE has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(x) each of Grantor and any Required SPE has not maintained or used, and will not maintain or use, invoices and checks bearing the name of any other Person, and will use its own stationery for written communications with all other Persons;

(y) each of Grantor and any Required SPE has not pledged and will not pledge its assets for the benefit of any other Person except as permitted or required pursuant to this Deed of Trust;

(z) each of Grantor and any Required SPE has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Grantor;

(aa) each of Grantor and any Required SPE has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(bb) each of Grantor and any Required SPE has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(cc) each of Grantor and any Required SPE has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person (except to the extent such treatment may be required under the federal income tax law and similar state law for disregarded entities);

(dd) each of Grantor and any Required SPE has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(ee) each of Grantor and any Required SPE does not and will not have any of its obligations guaranteed by any Affiliate except as otherwise required in the Loan Documents;

(ff) each of Grantor and any Required SPE has complied and will comply with all of the terms and provisions contained in its organizational documents. The statement of facts contained in its organizational documents are true and correct and will remain true and correct;

(gg) each of Grantor and any Required SPE has at all times on its board of directors (if such entity is a corporation) at least two (2) Independent Persons that are directors, who shall be selected by Grantor or such Required SPE, respectively, but which must be reasonably satisfactory to Beneficiary;

(hh) each of Grantor and any Required SPE (if such entity is a limited liability company) has at all times at least two (2) Independent Persons who shall act as managers of the limited liability company, who shall be selected by Grantor or such Required SPE, respectively, but which must be reasonably satisfactory to Beneficiary; and

(ii) all of the general partners of each of Grantor and any Required SPE (if such Grantor or such Required SPE is a limited partnership) shall have at all times at least two (2) Independent Persons who shall act as the managers of the limited liability company (if such general partner is a limited liability company), or who shall act as directors on such general partner’s board of directors (if such general partner is a corporation), all of which Independent Persons shall be selected by Grantor or such Required SPE, respectively, but which must be reasonably satisfactory to Beneficiary.

For purposes of the foregoing:

“Affiliate” means any Person controlling, under common control with, or controlled by the Person in question.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise

“Independent Person” shall mean a natural Person who is not at the time of initial appointment, or at any time while serving as a manager (in the case of a manager-managed limited liability company), member (in the case of a member-managed limited liability company), or a director (in the case of a corporation) of Grantor or any Required SPE, and has not been at any time during the preceding five (5) years: (a) a stockholder, manager, director, officer, employee, partner, member, attorney or counsel of Grantor or such Required SPE, respectively, or any Affiliate of Grantor or such Required SPE, respectively; (b) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with Grantor or such Required SPE, respectively, or any Affiliate of Grantor or such Required SPE, respectively; (c) a Person controlling or under common control with any such stockholder, partner, member, creditor, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, creditor, customer, supplier or other Person. A natural Person who otherwise satisfies the foregoing shall not be disqualified from serving as an independent director, member or manager of Grantor or any Required SPE if such individual is at the time of initial appointment, or at any time while serving as an Independent Person of Grantor or such Required

SPE, respectively, an independent director, member or manager of a “special purpose entity” affiliated with Grantor or such Required SPE, respectively (other than any Person which owns any direct or indirect equity interest in Grantor or such Required SPE, respectively), if such individual is an Independent Person provided by a nationally-recognized company that provides professional independent directors or managers if the Person serving as such Independent Person does not derive more than 5% of his or her annual income from serving as an independent director, member or manager of Grantor or such Required SPE, respectively, or any Affiliate of Grantor or such Required SPE, respectively. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve a Person’s separateness that are substantially similar to those of Grantor, and provide, inter alia, that it: (a) is organized for the limited purpose of owning and operating one or more properties, being the general partner or a member of a borrower or, in a securitization context, the limited purpose of issuing mortgage or asset-backed securities; (b) has restrictions on its ability to incur indebtedness, dissolve, liquidate, consolidate, merge and/or sell assets; (c) may not file voluntarily a bankruptcy petition on its own behalf or on behalf of a borrower without the consent of the independent director, manager or member; and (d) shall conduct itself and cause the borrower in question to conduct itself in accordance with certain “separateness covenants,” including, but not limited to, the maintenance of its and such borrower’s books, records, bank accounts and assets separate from those of any other person or entity.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Special Purpose Entity” shall mean a limited partnership, limited liability company or corporation which, at all times until the Indebtedness is paid and all Obligations are satisfied, meets all of the requirements of this Paragraph 17.

18. Grantor and Lien Not Released. Without affecting the liability of Grantor or any other person liable for the payment of the Indebtedness, and without affecting the lien or charge of this Deed of Trust as security for the payment of the Indebtedness, Beneficiary and Trustee may, from time to time and without notice to any junior lien holder or holder of any right or other interest in and to the Property: (a) release any person so liable, (b) waive or modify any provision of this Deed of Trust or the other Loan Documents or grant other indulgences, (c) release all or any part of the Property, (d) take additional security for any obligation herein mentioned, (e) subordinate the lien or charge of this Deed of Trust, (f) consent to the granting of any easement, or (g) consent to any map or plan of the Property.

19. Uniform Commercial Code Security Agreement and Fixture Filing. This Deed of Trust shall constitute a security agreement and fixture filing pursuant to the Uniform Commercial Code in effect from time to time for any of the items specified herein as part of the Property which, under applicable law, may be subject to a security interest pursuant to the Uniform Commercial Code (collectively, the “Collateral”), and Grantor hereby, pursuant to the terms of this Deed of Trust, grants Beneficiary a security interest in the Collateral. Any reproduction of this Deed of Trust or of any other security agreement or financing statement shall be sufficient as a financing statement. In addition, Grantor agrees to execute and deliver to Beneficiary any financing statements, as well as extensions, renewals and amendments thereof, and reproductions of this Deed of Trust in such form as Beneficiary may require to perfect a security interest with respect to said items. Grantor shall pay all costs of filing such financing statements and any extensions, renewals, amendments and releases thereof, and shall pay all reasonable costs and expenses of any record searches for financing statements Beneficiary may reasonably require. Grantor shall, at Beneficiary’s request, at any time and from time to time, execute and deliver to Beneficiary such financing statements, amendments and other documents and do such acts as Beneficiary deems necessary in order to establish and maintain valid, attached and perfected first security interests in the Collateral in favor of Beneficiary, free and clear of all liens, claims and rights of third parties whatsoever. Grantor hereby irrevocably authorizes Beneficiary at any time, and from time to time, to execute and file in any jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of the Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (ii) as being of an equal or lesser scope or within greater detail, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Grantor is an organization, the type of organization and any organization identification number issued to the Grantor, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Grantor agrees to furnish any such information to Beneficiary promptly upon request. Grantor further ratifies and affirms its authorization for any financing statements and/or amendments thereto, executed and filed by Beneficiary in any jurisdiction prior to the date of this Deed of Trust. In addition, Grantor covenants to: (w) obtain acknowledgments from any bailee holding Collateral; (x) obtain consents from any letter of credit issuers; (y) notify and take steps to perfect Beneficiary’s security interest in any Commercial Tort Claims; and (z) take any action necessary to vest control in Beneficiary of any of Grantor’s Electronic Chattel Paper. If an Event of Default shall occur, Beneficiary, in addition to any other rights and remedies which it may have, shall have and may exercise immediately and without demand, any and all rights and remedies granted to a secured party upon default under the Uniform Commercial Code, including without limitation, the right to take possession of the Collateral or any part thereof, and to take such other measures as Beneficiary may deem necessary for the care, protection and preservation of the Collateral. Upon request or demand of Beneficiary, Grantor shall, at its expense, assemble the Collateral and make it available to Beneficiary at a convenient place acceptable to Beneficiary. Grantor shall pay to Beneficiary on demand any and all expenses, including legal expenses and attorneys’ fees, incurred or paid by Beneficiary in protecting the interest in the Collateral and in enforcing the rights hereunder with respect to the Collateral. Any notice of sale, disposition or other intended action by Beneficiary with respect to the Collateral sent to Grantor in accordance with the provisions hereof at least five (5) days prior to such action, shall constitute commercially reasonable notice to Grantor. Capitalized words and phrases used herein in this Paragraph 19 and Paragraph 21(c) and not otherwise defined herein and therein shall have the respective meanings assigned to such terms in either: (i) Article 9 of the Uniform Commercial Code as in force in Delaware at the time the financing statement was filed by Beneficiary, or (ii) Article 9 as in force at any relevant time in Delaware, the meaning to be ascribed thereto with respect to any particular item of property shall be that under the more encompassing of the two definitions.

FOR PURPOSES OF THE UNIFORM COMMERCIAL CODE THE FOLLOWING INFORMATION IS FURNISHED:

a.	The name and address of the record owner of the real estate interest described in this instrument is:

Maguire Macquarie - Cerritos I, LLC
333 South Grand Avenue, Suite 400
Los Angeles, California 90071

b.	The name and address of the debtor (Grantor) is:

Maguire Macquarie - Cerritos I, LLC
333 South Grand Avenue, Suite 400
Los Angeles, California 90071

c.	The name and address of the secured party (Beneficiary) is:

LaSalle Bank National Association
135 South LaSalle Street
Suite 3410
Chicago, Cook County, Illinois 60603

d.	Information concerning the security interest evidenced by this instrument maybe obtained from the secured party at its address above.

e.	This document covers assets and personal property which are or are to become fixtures.

20. Events of Default; Acceleration of Indebtedness; Remedies. The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Deed of Trust:

(a) failure of Grantor to pay (i) within 5 days of the due date, any of the Indebtedness, including any payment due under the Note or (ii) the outstanding Indebtedness including all accrued and unpaid interest in full on the Maturity Date; or

(b) failure of Grantor to provide Beneficiary with evidence of renewal of any insurance required hereunder within 10 days of Beneficiary’s written request therefore, or

(c) failure of Grantor to pay when due any taxes, assessments and other similar charges levied against the Property, or ground rents, if applicable, except to the extent sums sufficient to pay such amounts have been escrowed with Beneficiary as required under Paragraph 3 and Grantor has given notice of such amounts due to Beneficiary; or

(d) failure of Grantor to strictly comply with Paragraphs 15, 16 and 17 of this Deed of Trust; or

(e) failure of Grantor to comply with the financial reporting requirements of Paragraph 10 within 10 days after written notice from Beneficiary; or

(f) a petition under any Chapter of Title 11 of the United States Code or any similar law or regulation is filed by or against Grantor or any Guarantor (and in the case of an involuntary petition in bankruptcy, such petition is not discharged within 60 days of its filing), or a custodian, receiver or trustee for any of the Property is appointed, or Grantor or any Guarantor makes an assignment for the benefit of creditors, or any of them are adjudged insolvent by any state or federal court of competent jurisdiction, or an attachment or execution is levied against any of the Property; or

(g) the occurrence of an “Event of Default” under and as defined in any other Loan Document; or

(h) Grantor is in default in the payment of any indebtedness (other than the Indebtedness), which default will have a material adverse affect on Grantor’s performance of its obligations under the Loan Documents, and such default is declared and is not cured within the time, if any, specified therefor in any agreement governing the same; or

(i) any statement, report or certificate made or delivered to Beneficiary by Grantor or any Guarantor is not materially true and complete, or any representation or warranty made or delivered to Beneficiary by Grantor or any Guarantor is not materially true and correct; or

(j) seizure or forfeiture of the Property, or any portion thereof, or Grantor’s interest therein, resulting from criminal wrongdoing or other unlawful action of Grantor, its affiliates, or any tenant in the Property under any federal, state or local law; or

(k) failure of Grantor, within 30 days after notice and demand, to satisfy each and every Obligation, other than those set forth in the subparagraphs above; provided, however, if such failure to satisfy such Obligation cannot by its nature be cured within 30 days, and if Grantor commences to cure such failure promptly after written notice thereof and thereafter diligently pursues the curing thereof (and then in all events cures such failure within 60 days after the original notice thereof), Grantor shall not be in default hereunder during such period of diligent curing; or

(l) a default by Grantor under the Ground Lease, which default continues beyond any applicable grace or cure period provided thereunder.

Upon the occurrence of an Event of Default, the Indebtedness, at the option of the Beneficiary, shall become immediately due and payable without notice to Grantor, and Beneficiary and Trustee, shall be entitled to immediately exercise and pursue any or all of the rights and remedies contained in this Deed of Trust and any other Loan Document or otherwise available at law or in equity. Each remedy provided in the Loan Documents is distinct and cumulative to all other rights or remedies under the Loan Documents or afforded by law or equity, and may be exercised concurrently, independently, or successively, in any order whatsoever.

Notwithstanding any provision herein to the contrary, (i) all notices of default delivered hereunder to Grantor must be sent simultaneously to Ground Lessor at the address set forth in Paragraph 33, and Ground Lessor shall have the right, but not the obligation, to cure any monetary default of Grantor within ten (10) days after its receipt of such notice and to cure any other default of Grantor within thirty (30) days after its receipt of such notice; and (ii) neither Ground Lessor’s right to cure any default or Event of Default nor any exercise of such right shall constitute an assumption of liability under this Deed of Trust.

21. Entry; Remedies. Upon the occurrence of an Event of Default, Beneficiary may at any time, at its option and in its sole discretion, declare all Obligations to be due and payable and the same shall thereupon become immediately due and payable, including any prepayment charge or fee payable under the terms of any Obligation; provided, upon the occurrence of any Event of Default described in clause (c) of Paragraph 20, all Obligations shall automatically be immediately due and payable. Beneficiary may also do any or all of the following, concurrently or otherwise, at such time and in such order as Beneficiary may determine, in its sole discretion, although it shall have no obligation to do any of the following:

(a) Either in person or by agent, with or without bringing any action or proceeding, or by a receiver appointed by a court and without regard to the adequacy of Beneficiary's security, enter upon and take possession of the Property, or any part thereof, and do any acts which Beneficiary deems necessary or desirable to preserve the value, marketability or rentability of the Property, or to increase the income therefrom or to protect the security hereof and, with or without taking possession of any of the Property, sue for or otherwise collect all rents and profits, including those past due and unpaid, and apply the same, less costs and expenses of operation and collection, including reasonable attorneys' fees and expenses, upon the Obligations, all in such order as Beneficiary may determine. The collection of rents and profits and the application thereof shall not cure or waive any Event of Default or notice thereof or invalidate any act done in response thereto or pursuant to such notice;

(b) Bring an action in any court of competent jurisdiction to foreclose this Deed of Trust or to enforce any of the covenants hereof;

(c) Exercise any or all of the remedies available to a secured party under the Uniform Commercial Code, including, but not limited to:

(i) either personally or by means of a court appointed receiver, take possession of all or any of the Collateral and exclude therefrom Grantor and all others claiming under Grantor and thereafter hold, store, use, operate, manage, maintain and control, make repairs, replacements, alterations, additions and improvements to and exercise all rights and powers of Grantor in respect to the Collateral; and in the event Beneficiary demands or attempts to take possession of the Collateral in the exercise of any of its rights hereunder, Grantor promises and agrees promptly to turn over and deliver complete possession thereof to Beneficiary;

(ii) without notice to or demand upon Grantor, make such payments and do such acts as Beneficiary may deem necessary to protect its security interest in the

Collateral, including, without limitation, paying, purchasing, contesting or compromising any encumbrance, charge or lien which is prior or superior to the security interest granted hereunder, and in exercising any such powers or authority, to pay all expenses incurred in connection therewith;

(iii) require Grantor to assemble the Collateral or any portion thereof at a place in Los Angeles County, California designated by Beneficiary and promptly to deliver such Collateral to Beneficiary or an agent or representative designated by it. Beneficiary, its agents and representatives, shall have the right, subject to applicable law, to enter upon any or all of the Grantor’s premises and property to exercise the Beneficiary's rights hereunder;

(iv) sell, lease or otherwise dispose of the Collateral at public sale, with or without having the Collateral at the place of sale, and upon such terms and in such manner as Beneficiary may determine; and Beneficiary may be a purchaser at any such sale. Beneficiary shall not be deemed to have accepted any property other than cash in satisfaction of any Obligation unless Beneficiary shall make an express written election of said remedy under Uniform Commercial Code Section 9505 or other applicable law;

(v) pursuant to the provisions of Uniform Commercial Code Section 9501(4), proceed as to both the real and some or all of the personal property covered by the Deed of Trust in accordance with its rights and remedies in respect of said real property, in which event (i) the other provisions of the Uniform Commercial Code shall not apply with respect to any portion of the Collateral as to which Beneficiary makes an election so to proceed, and (ii) the sale of the Collateral in conjunction with and as one parcel with said real estate shall be deemed to be a commercially reasonable manner of sale; or

(vi) proceed as to some or all of the Collateral separately from said real property, in which event the requirement of reasonable notice shall be met by mailing notice of the sale, postage prepaid, to Grantor or any other person entitled thereto at least ten (10) days before the time of the sale or other disposition of any of the Collateral.

(d) Elect to sell by power of sale the Property which is the Land and the Improvements or which Beneficiary has elected to treat as the Land and the Improvements and, upon such election, such notice of Event of Default and election to sell shall be given as may then be required by law. Thereafter, upon the expiration of such time and the giving of such notice of sale as may then be required by law, at the time and place specified in the notice of sale, Trustee shall sell such property, or any portion thereof specified by Beneficiary, at public auction to the highest bidder for cash in lawful money of the United States. Trustee may, and upon request of Beneficiary shall, from time to time, postpone the sale by public announcement thereof at the time and place noticed therefor. If the Property consists of several lots, parcels or interests, Beneficiary may designate the order in which the same shall be offered for sale or sold. Grantor waives all rights to direct the order in which any of the Property will be sold in the event of any sale under this Deed of Trust, and also any of right to have any of the Property marshalled upon any sale. In the case of a sale under this Deed of Trust, the said property, real, personal and mixed, may be sold in one parcel or more than one parcel. Should Beneficiary desire that more than one such sale or other disposition be conducted, Beneficiary may, at its option, cause the same to be conducted simultaneously, or successively on the same day, or at such different days or times and in such order as Beneficiary may deem to be in its best interest. Any person, including Grantor, Trustee or Beneficiary, may purchase at the sale. Upon any sale, Trustee shall execute and deliver to the purchaser or purchasers a deed or deeds conveying the property so sold, but without any covenant or warranty whatsoever, express or implied, whereupon such purchaser or purchasers shall be let into immediate possession. Beneficiary, from time to time before the trustee's sale pursuant to this section, may rescind any notice of breach or default and of election to cause to be sold the Property by executing and delivering to Trustee a written notice of such rescission, which notice, shall also constitute a cancellation of any prior declaration of default and demand for sale. The exercise by Beneficiary of such right of rescission shall not constitute a waiver of any breach or default then existing or subsequently occurring or impair the right of Beneficiary to execute and deliver to Trustee, as above provided, other declarations of default and demand for sale, and notices of breach or default, nor otherwise affect any provision, covenant or condition of the Note and/or of this Deed of Trust or any of the rights, obligations or remedies of the parties thereunder or hereunder;

(e) In accordance with California Code of Civil Procedure Section 726.5, Beneficiary may waive its lien against the Property or any portion thereof, together with fixtures or personal property thereon, to the extent such property is found to be environmentally impaired, and may exercise any and all rights and remedies of an unsecured creditor against Grantor and all of Grantor’s assets and property for the recovery of any deficiency, including, without limitation, seeking an attachment order under California Code of Civil Procedure Section 483.010. No such waiver shall be final or binding on Beneficiary unless and until a final money judgment is obtained against Grantor. As between Beneficiary and Grantor, for purposes of California Code of Civil Procedure Section 726.5, Grantor shall have the burden of proving that the release or threatened release was not knowingly or negligently caused or contributed to, or knowingly or willfully permitted or acquiesced to by Grantor or any related party (or any affiliate or agent of Grantor or any related party) and that Grantor made written disclosure of the release to Beneficiary or that Beneficiary otherwise obtained actual knowledge thereof prior to the making of the loan evidenced by the Note. Notwithstanding anything to the contrary contained in this Deed of Trust or the other Loan Documents, Grantor shall be fully and personally liable for all judgments and awards entered against Grantor pursuant to California Code of Civil Procedure 726.5 and such liability shall be an exception to any non-recourse or exculpatory provision in the Note, the Guaranty or the other Loan Documents and shall not be limited to the original principal amount of the obligations secured by this Deed of Trust. Grantor’s obligations under this subparagraph (e) shall survive the foreclosure, deed in lieu of foreclosure, release, reconveyance or any other transfer of the Property or this Deed of Trust. For the purpose of any action brought under this Section, Grantor hereby waives the defense of laches and any applicable statute of limitations. For purposes of California Code of Civil Procedure 726.5, the acts, knowledge and notice of each “726.5 Party” shall be attributed to and be deemed to have been performed by the party or parties then obligated on and liable for payment of the Note. As used herein, “726.5 Party” shall mean Grantor, any successor owner to Grantor of all or any portion of the Property, any related party of Grantor or any such successor and any affiliate or agent of Grantor, any such successor or any such related party.

(f) In accordance with, and subject to limitations of, California Code of Civil Procedure Section 736, Beneficiary may seek a judgment that Grantor has breached its covenants, representations and/or warranties with respect to the environmental matters contained in this Deed of Trust or the other Loan Documents (the “Environmental Provisions”), and may commence and maintain an action or actions in any court of competent jurisdiction for enforcement of the Environmental Provisions and/or recovery of any all costs, damages, expenses, fees, penalties, fines, judgments, indemnification payments to third parties, and other out-of-pocket costs or expenses (including, without limitation, court costs, consultants’ fees and attorneys’ fees, whether incurred in litigation or not and whether before or after judgment), incurred or advanced by Beneficiary pursuant to the Environmental Provisions (collectively, the “Environmental Costs”), excluding, however, any Environmental Costs not permitted to be recovered pursuant to Section 736 of the California Code of Civil Procedure. Environmental Costs that are not permitted to be recovered pursuant to Section 736 may be referred to hereinafter as the “Unsecured Environmental Costs,” and Environmental Costs other than the Unsecured Environmental Costs may be referred to hereinafter as the “Secured Environmental Costs.” Any Unsecured Environmental Costs shall not be secured by this Deed of Trust; however, nothing herein shall prevent Beneficiary from recovering any Unsecured Environmental Costs pursuant to the unsecured Hazardous Substances Indemnification Agreement of even date herewith by Grantor and Principals in favor of Beneficiary (“Indemnity Agreement”), to the extent they are recoverable in accordance with said Indemnity Agreement. All Secured Environmental Costs incurred by Beneficiary shall bear interest at the default rate provided under the Note. All Secured Environmental Costs together with interest thereon at the rate then in effect under the Note shall be secured by this Deed of Trust and shall enjoy the same priority as the original principal amount of the Note. Grantor acknowledges and agrees that notwithstanding any term or provision contained in this Deed of Trust or in the other Loan Documents, Environmental Costs shall be exceptions to any nonrecourse or exculpatory provision, if any, and Grantor shall be fully and personally liable for Environmental Costs. Such liability shall not be limited to the original principal amount of the obligations secured by this Deed of Trust. Grantor’s obligations under this subparagraph (f) shall survive foreclosure, deed in lieu of foreclosure, release, reconveyance or any other transfer of the Property or this Deed of Trust. For the purposes of any action brought under this subparagraph, Grantor hereby waives the defense of laches and any applicable statute of limitations.

(g) Upon any sale or sales made under or by virtue of this section, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Beneficiary may bid for and acquire the Property or any part thereof. In lieu of paying cash for the Property, Beneficiary may make settlement for the purchase price by crediting against the Obligations the sales price of the Property, as adjusted for the expenses of sale and the costs of the action and any other sums for which Grantor is obligated to reimburse Trustee or Beneficiary under this Deed of Trust;

(h) In the event that Grantor has an equity of redemption and the Property is sold pursuant to the power of sale or otherwise under or by virtue of this section, the purchaser may, during any redemption period allowed, make such repairs or alterations on said property as may be reasonably necessary for the proper operation, care, preservation, protection and insuring thereof. Any sums so paid together with interest thereon from the time of such expenditures at the Default Rate (if not prohibited by law, otherwise at the highest lawful contract rate) shall be added to and become a part of the amount required to be paid for redemption from such sale;

(i) At any time after the occurrence of an Event of Default, Beneficiary may commence and maintain an action in any court of competent jurisdiction for specific performance of any of the covenants and agreements contained herein, and may obtain the aid and direction of the court in the performance of any of the covenants and agreements contained herein, and may obtain orders or decrees directing the execution of the same and, in case of any sale hereunder, directing, confirming or approving its or Trustee's acts and granting it such relief as may be warranted in the circumstances;

(j) To exercise such other rights as Trustee or Beneficiary may have with respect to the Collateral or otherwise at law or in equity or pursuant to the terms and conditions of this Deed of Trust or any of the other Loan Documents.

22. Expenditures and Expenses. Grantor acknowledges and confirms that Beneficiary shall impose certain administrative processing and/or commitment fees in connection with (a) the extension, renewal, modification, amendment and termination of its loans, (b) the release or substitution of collateral therefor, (c) obtaining certain consents, waivers and approvals with respect to the Property, or (d) the review of any Lease or proposed Lease or the preparation or review of any subordination, non-disturbance and attornment agreement. In addition, in any civil action to foreclose the lien hereof or otherwise enforce Trustee’s or Beneficiary’s rights, there shall be allowed and included as additional Indebtedness in the order or judgment for foreclosure and sale or other order all expenditures and expenses which may be paid or incurred by or on behalf of Beneficiary including attorneys’ fees, costs and expenses, receiver’s fees, costs and expenses, appraiser’s fees, engineers’ fees, outlays for documentary and expert evidence, stenographers’ charges, publication costs, and costs (which may be estimates as to items to be expended after entry of said order or judgment) of procuring all such abstracts of title, title searches and examination, title insurance policies, Torrens’ Certificates and similar data and assurances with respect to the title as Beneficiary may deem reasonably necessary either to prosecute such civil action or to evidence to bidders at any sale which may be had pursuant to such order or judgment the true condition of the title to, or the value of, the Property (all said expenditures and expenses are hereinafter collectively referred to as the “Reimbursable Expenses”). All Reimbursable Expenses, and such costs, expenses and fees as may be incurred by Beneficiary at any time or times hereafter in the protection of the Property, in enforcing the Obligations, and/or the maintenance of the lien established by any of the Loan Documents, including accountants’ and attorneys’ fees, costs and expenses in any advice, litigation, or proceeding affecting the Loan Documents or the Property, whether instituted by Beneficiary, Trustee, Grantor or any other party, or in preparation for the commencement or defense of any action or proceeding or threatened action or proceeding, shall be immediately due and payable to Beneficiary by Grantor, and, to the extent such services relate to the Hazardous Substance Indemnification Agreement of even date herewith from Grantor and Guarantors in favor of

Beneficiary, by Grantor and Guarantors, with interest thereon at the Default Rate set forth in the Note, and shall be secured by the Loan Documents. In addition, Grantor shall be liable for the payment of all commissions and brokerage fees relating to the Loan.

23. Application of Proceeds of Sale. The proceeds of any sale of the Property shall be distributed and applied in the order of priority set forth in the Note with the excess, if any, being applied to any parties entitled thereto as their rights may appear.

24. Appointment of Receiver or Mortgagee in Possession. If an Event of Default is continuing or if Beneficiary shall have accelerated the Indebtedness, Beneficiary, upon application to a court of competent jurisdiction, shall be entitled as a matter of strict right, without notice, and without regard to the occupancy or value of any security for the Indebtedness, without any showing of fraud or mismanagement on the part of Grantor or the insolvency of any party bound for its payment, without regard to the existence of a declaration that the Indebtedness, or any portion thereof, is immediately due and payable, and without regard to the filing of a notice of default, to the appointment of a receiver or the immediate appointment of Beneficiary to take possession of and to operate the Property, and to collect and apply the rents, issues, profits and revenues thereof, and Grantor consents to such appointment.

25. Forbearance by Beneficiary Not a Waiver. Any forbearance by Beneficiary in exercising any right or remedy under any of the Loan Documents, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. Beneficiary’s acceptance of payment of any sum secured by any of the Loan Documents after the due date of such payment shall not be a waiver of Beneficiary’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Beneficiary shall not be a waiver of Beneficiary’s right to accelerate the maturity of the Indebtedness, nor shall Beneficiary’s receipt of any awards, proceeds or damages under Paragraph 5 hereof operate to cure or waive Grantor’s default in payment or sums secured by any of the Loan Documents. With respect to all Loan Documents, only waivers made in writing by Beneficiary shall be effective against Beneficiary.

26. Waiver of Statute of Limitations. Grantor hereby waives the right to assert any statute of limitations as a bar to the enforcement of the lien created by any of the Loan Documents or to any action brought to enforce the Note or any other obligation secured by any of the Loan Documents.

27. Waiver of Homestead and Redemption. Grantor hereby waives all rights of homestead exemption in the Property. Except as prohibited by applicable law, Grantor hereby waives all right of redemption on behalf of Grantor and on behalf of all other persons acquiring any interest or title in the Property subsequent to the date of this Deed of Trust, except decree or judgment creditors of Grantor.

28. Jury Trial Waiver. GRANTOR AND BENEFICIARY, BY ITS ACCEPTANCE OF THIS DEED OF TRUST, EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER

OF THE LOAN DOCUMENTS AND THE BUSINESS RELATIONSHIP THAT IS BEING ESTABLISHED. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY GRANTOR AND BY BENEFICIARY, AND GRANTOR ACKNOWLEDGES ON BEHALF OF ITSELF AND ITS PARTNERS, MEMBERS, SHAREHOLDERS, AS THE CASE MAY BE, THAT NEITHER BENEFICIARY, TRUSTEE NOR ANY PERSON ACTING ON BEHALF OF BENEFICIARY OR TRUSTEE HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR HAS TAKEN ANY ACTIONS WHICH IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. GRANTOR AND BENEFICIARY ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT GRANTOR AND BENEFICIARY HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THE LOAN DOCUMENTS AND THAT EACH OF THEM WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. GRANTOR AND BENEFICIARY FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED (OR HAVE HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THE LOAN DOCUMENTS AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF THEIR OWN FREE WILL, AND THAT THEY HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

29. Indemnification. In addition to any other indemnifications provided in any of the other Loan Documents, Grantor shall, at its sole cost and expense, protect, defend, indemnify, release and save harmless Beneficiary, Trustee, or any person or entity who is or will have been involved in the servicing of this Loan, as well as the respective affiliates, subsidiaries, persons controlling or under common control, directors, officers, shareholders, members, partners, employees, agents, servants, representatives, contractors, subcontractors, participants, successors and assigns of any and all of the foregoing (collectively, the “Indemnified Parties”), from and against all liabilities, obligations, claims, demands, damages, penalties, causes of action, losses, fines, costs and expenses (including without limitation reasonable attorneys’ fees and expenses), imposed upon or incurred by or asserted against any of the Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) ownership of this Deed of Trust, the Property or any interest therein or receipt of any Rents; (b) any amendment to, or restructuring of, the Indebtedness, the Note, this Deed of Trust or any other Loan Documents; (c) any and all lawful action that may be taken by Beneficiary or Trustee in connection with the enforcement of the provisions of this Deed of Trust or the Note or any other Loan Documents, whether or not suit is filed in connection with same, or in connection with Grantor or any Guarantor becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding; (d) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (e) any failure on the part of Grantor to perform or comply with any of the terms of this Deed of Trust; (f) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (g) any failure of the Property to comply with any laws or ordinances affecting or which may be interpreted to affect the Property; or (h) any representation or warranty made in the Note, this Deed of Trust or the other Loan Documents being false or misleading in any respect as of the date such representation or warranty was made; provided in any event that Grantor shall have no obligation to any Indemnified Party hereunder with respect to the matters set forth above arising from the gross negligence or willful misconduct of that Indemnified Party as determined in a final order by a court of competent jurisdiction. The obligations and liabilities of Grantor under this Paragraph 29 are subject to Section 11 of the Note and (A) shall survive for a period of two (2) years following any release of this Deed of Trust executed by Beneficiary and satisfaction of the Loan evidenced by the Loan Documents, and (B) shall survive the transfer or assignment of this Deed of Trust, the entry of a judgment of foreclosure, sale of the Property by nonjudicial foreclosure sale, or delivery of a deed in lieu of foreclosure (including, without limitation, any transfer by Grantor of any of its rights, title and interest in and to the Property to any party, whether or not affiliated with Grantor); provided, however, that any act or omission pursuant to subparagraphs (a) through (h) above was taken or occurred prior to the payment in full of the Indebtedness.

30. Duty to Defend. Upon written request by an Indemnified Party, Grantor shall defend such Indemnified Party (if requested by an Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole and absolute discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of the Indemnified Parties, their attorneys shall control the resolution of the claim or proceeding. Upon demand, Grantor shall pay or, in the sole and absolute discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, and other professionals in connection therewith. Any amounts payable to any of the Indemnified Parties by reason of the application of Paragraph 29 or this paragraph shall be secured by this Deed of Trust and shall become immediately due and payable and shall bear interest at the Default Rate specified in the Note from the date loss or damage is sustained by any of the Indemnified Parties until paid.

31. ERISA. Grantor covenants and agrees that during the term of the Loan, (a) Grantor is not a and will not become a “party in interest” as defined in Section 3(14) of the Employee Retirement Income Security Act of 1974, as amended, with respect to any employee benefit plan, (b) Grantor will take no action that would cause it to (i) become an “employee benefit plan” or (ii) otherwise be considered “plan assets” as defined in 29 C.F.R. Section 2510.3-101, or “assets of a governmental plan” subject to regulation under the state statutes, and (c) Grantor will not sell, assign or transfer the Property, or any portion thereof or interest therein, to any transferee that does not execute and deliver to Beneficiary its written assumption of the obligations of this covenant. Grantor further covenants and agrees to protect, defend, indemnify and hold Beneficiary harmless from and against all loss, cost, damage and expense (including without limitation, all attorneys’ fees and excise taxes, costs of correcting any prohibited transaction or obtaining an appropriate exemption) that Beneficiary may incur as a result of Grantor’s breach of this covenant. This covenant and indemnity shall survive the extinguishment of the lien of this Deed of Trust by foreclosure or action in lieu thereof; furthermore, the foregoing indemnity shall supersede any limitations on Grantor’s liability under any of the Loan Documents.

32. No Oral Change. This Deed of Trust may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Grantor or Beneficiary, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

33. Notice. Except for any notice required under applicable law to be given in another manner, (a) any notice to Grantor provided for in the Loan Documents shall be given by mailing such notice by Federal Express or any other nationally recognized overnight carrier addressed to Grantor at Grantor’s address stated above or at such other address as Grantor may designate by notice to Beneficiary or Trustee as provided herein, and (b) any notice to Trustee or Beneficiary shall be given by Federal Express or any other nationally recognized overnight carrier to Trustee’s or Beneficiary’s address stated above or to such other address as Trustee or Beneficiary may designate by notice to Grantor as provided herein. Any notice provided for in the Loan Documents shall be deemed to have been given to Grantor, Trustee or Beneficiary on the first Business Day following such mailing in the manner designated herein. In addition, notice may also be given by first class certified mail, return receipt requested, postage prepaid, addressed to the address set forth above for the party to whom such notice is to be given and such notice given in this manner shall be deemed received the third day after such notice was deposited with the United States Postal Service.

Any notice of default delivered to Grantor by Beneficiary hereunder shall also be simultaneously delivered to Ground Lessor at the following address: The Cerritos Redevelopment Agency and the City of Cerritos, Civic Center, Bloomfield Avenue at 183rd Street, Cerritos, California 90703, Attn: City Manager.

34. Successors and Assigns Bound; Joint and Several Liability; Agents; Captions. The covenants and agreements contained in the Loan Documents shall bind, and the rights thereunder shall inure to, the respective successors and assigns of Trustee, Beneficiary and Grantor, subject to the provisions of Paragraph 15 hereof. All representations, warranties, covenants and agreements of Grantor contained in the Loan Documents shall be joint and several. In exercising any rights under the Loan Documents or taking any actions provided for therein, Trustee or Beneficiary may act through its employees, agents, or independent contractors as authorized by Trustee or Beneficiary, respectively. The captions and headings of the paragraphs of this Deed of Trust are for convenience only and are not to be used to interpret or define the provisions hereof.

35. Governing Law; Jurisdiction; Severability. THIS DEED OF TRUST SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, AND GRANTOR AGREES THAT THE PROPER VENUE FOR ANY MATTERS IN CONNECTION HEREWITH SHALL BE IN THE STATE OR FEDERAL COURTS LOCATED IN CHICAGO, ILLINOIS AS BENEFICIARY MAY ELECT AND GRANTOR HEREBY SUBMITS ITSELF TO THE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ADJUDICATING ANY MATTERS RELATED TO THE LOAN, PROVIDED, HOWEVER, THAT TO THE EXTENT THE MANDATORY PROVISIONS OF THE LAWS OF ANOTHER JURISDICTION RELATING TO (i) THE PERFECTION OR THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE SECURITY INTERESTS IN ANY OF THE PROPERTY, (ii) THE LIEN, ENCUMBRANCE OR OTHER INTEREST IN THE PROPERTY GRANTED OR CONVEYED BY THIS DEED OF TRUST, OR (iii) THE AVAILABILITY OF AND PROCEDURES RELATING TO ANY REMEDY HEREUNDER OR RELATED TO THIS DEED OF TRUST ARE REQUIRED TO BE GOVERNED BY SUCH OTHER JURISDICTION’S LAWS, SUCH OTHER LAWS SHALL BE DEEMED TO GOVERN AND CONTROL, AND GRANTOR AGREES THAT THE PROPER VENUE FOR ANY SUCH MATTERS REQUIRED TO BE GOVERNED BY

SUCH OTHER JURISDICTION’S LAWS SHALL BE IN SUCH OTHER JURISDICTION, AND GRANTOR HEREBY SUBMITS ITSELF TO THE JURISDICTION OF SUCH OTHER JURISDICTION FOR THE PURPOSE OF ADJUDICATING ANY SUCH MATTERS REQUIRED TO BE GOVERNED BY THE LAW OF SUCH JURISDICTION. THE INVALIDITY, ILLEGALITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS DEED OF TRUST OR THE LOAN DOCUMENTS SHALL NOT AFFECT OR IMPAIR THE VALIDITY, LEGALITY OR ENFORCEABILITY OF THE REMAINDER OF THIS DEED OF TRUST AND THE OTHER LOAN DOCUMENTS, AND TO THIS END, THE PROVISIONS OF THIS DEED OF TRUST AND THE OTHER LOAN DOCUMENTS ARE DECLARED TO BE SEVERABLE.

36. Release. Upon payment of all sums secured by this Deed of Trust, Beneficiary shall cause Trustee to release this Deed of Trust. Upon written request of Beneficiary stating that all sums secured hereby have been paid, and upon surrender of this Deed of Trust and the Note to Trustee for cancellation, Trustee shall reconvey the Property then held hereunder. The recitals in any such reconveyance of any matters of fact shall be conclusive proof of the truth thereof. The grantee in such reconveyance may be described as “the person or persons legally entitled thereto”. Grantor shall pay Beneficiary’s and Trustee’s reasonable costs incurred in releasing this Deed of Trust and any financing statements related hereto.

37. Covenants Running with the Land. All covenants, conditions, warranties, representations and other obligations contained in this Deed of Trust and the other Loan Documents are intended by Grantor, Trustee and Beneficiary to be, and shall be construed as, covenants running with the Property until the lien of this Deed of Trust has been fully released by Beneficiary.

38. Terms. As used in the Loan Documents, (i) “Business Day” means a day when banks are not required or authorized to be closed in Chicago, Illinois or New York, New York; and (ii) the words “include” and “including” shall mean “including but not limited to” unless specifically set forth to the contrary.

39. Loss of Note. Upon notice from Beneficiary of the loss, theft, or destruction of the Note and upon receipt of indemnity reasonably satisfactory to Grantor from Beneficiary, or in the case of mutilation of the Note, upon surrender of the mutilated Note, Grantor shall make and deliver a new note of like tenor in lieu of the then to be superseded Note.

40. Changes in the Laws Regarding Taxation. If any law is amended, enacted or adopted after the date of this Deed of Trust which deducts the Indebtedness from the value of the Property for the purpose of taxation or which imposes a tax, either directly or indirectly, on the Indebtedness of Beneficiary’s interest in the Property, Grantor will pay such tax, with interest and penalties thereon, if any. In the event Beneficiary is advised by counsel chosen by it that the payment of such tax or interest and penalties by Grantor would be unlawful or taxable to Beneficiary or unenforceable or provide the basis for a defense of usury, then in any such event, Beneficiary shall have the option, by written notice of not less than forty-five (45) days, to declare the Indebtedness immediately due and payable.

41. Substitution of Trustee. Beneficiary may, from time to time by written instrument executed and acknowledged by Beneficiary and recorded in the county or counties where the

Property is located, and by otherwise complying with the provisions of any applicable statutes, substitute a successor or successors for the Trustee named herein or acting hereunder. Any fees or expenses payable to Trustee are the obligation of Grantor.

42. Exculpation. This Deed of Trust and other Loan Documents and all of Grantor’s obligations hereunder and thereunder are subject to the provisions of Paragraph 11 of the Note entitled Exculpation. All of the provisions of the Note, including Paragraph 11, are incorporated herein by this reference.

43. Disclosure of Information. Beneficiary shall have the right (but shall be under no obligation) to make available to any party for the purpose of granting participation in or selling, transferring, assigning or conveying all or any part of the Loan (including any governmental agency or authority and any prospective bidder at any foreclosure sale of the Property) any and all information which Beneficiary may have with respect to the Property, Lease(s), Grantor and any Guarantor, whether provided by Grantor, any Guarantor or any third party or obtained as a result of any environmental assessments. Grantor and each Guarantor agree that Beneficiary shall have no liability whatsoever as a result of delivering any such information to any third party, and Grantor and each Guarantor, on behalf of themselves and their successors and assigns, hereby release and discharge Beneficiary from any and all liability, claims, damages, or causes of action, arising out of, connected with or incidental to the delivery of any such information to any third party.

44. Sale of Loan; Securitization. Grantor acknowledges and agrees that Beneficiary may, at any time and without the consent of Grantor or any Guarantor, sell, transfer, securitize, assign and convey all or any portion of its right, title and interest in and to the Loan, the servicing of the Loan, the Loan Documents, any guaranties given in connection with the Loan and any collateral given to secure the Loan. In addition, Beneficiary may issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (collectively, the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). Grantor covenants to cooperate with Beneficiary’s efforts in the sale, transfer, rating and/or securitization of the Loan (including cooperating with third parties, including, but not limited to, the Applicable Rating Agencies (as defined in the Note) and potential investors to facilitate the rating and Securitization of the Loan). At the request of Beneficiary, and to the extent not already required to be provided by Grantor under the Note, Grantor shall use reasonable efforts to provide information not in the possession of Beneficiary or which may be reasonably required by Beneficiary in order to satisfy the market standards to which Beneficiary customarily adheres or which may be reasonably required by prospective investors and/or applicable rating agencies in connection with any such Securitization including, without limitation, to:

(a) provide additional and/or updated financial and other information with respect to the Property, Grantor, Guarantors and the manager, managing member or general partner, as the case may be, of Grantor (“Grantor Manager”), and budgets relating to the Property (collectively, together with all information previously provided by or at the expense of the Grantor, Guarantors and Grantor Manager, the “Provided Information”), together with appropriate verification and/or consents related to the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Beneficiary and the Applicable Rating Agencies;

(b) assist in preparing descriptive materials for presentations to any or all of the Applicable Rating Agencies, and work with, and if requested, supervise, third-party service providers engaged by Grantor, Guarantors and their respective affiliates to obtain, collect, and deliver information reasonably requested or required by Beneficiary or requested or required by the Applicable Rating Agencies;

(c) deliver (i) revised opinions of counsel as to non-consolidation, due execution and enforceability with respect to the Property, Grantor, Guarantors and their respective affiliates and the Loan Documents, and (ii) revised organizational documents for Grantor, which counsel opinions and organizational documents shall be reasonably satisfactory to Beneficiary and the Applicable Rating Agencies;

(d) if required by any Applicable Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Property, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to Beneficiary and the Applicable Rating Agencies;

(e) make such representations and warranties as of the closing date of the Securitization with respect to the Property, Grantor, Guarantors and the Loan Documents as may be reasonably requested by Beneficiary or the Applicable Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents (which such representations and warranties may include that there are no misstatements and/or omissions in the information relating to Grantor, the Property and the Loan that has been furnished to or approved by Grantor);

(f) execute such amendments to the Loan Documents as may be requested by Beneficiary or the Applicable Rating Agencies to effect the Securitization and/or deliver one or more new component notes to replace the original Note or modify the original Note to reflect multiple components of the Loan (provided such new notes or modified note shall have the same weighted average coupon, the same weighted average amortization and the same maturity date of the original Note), and modify the cash management agreement, if any, with respect to the newly created components such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Applicable Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan; provided, however, any such amendments or modifications shall not modify any material economic terms or materially increase Grantor's obligations under the Loan Documents;

(g) If requested by Beneficiary, cooperate with Beneficiary in preparing and providing any information, as well as reviewing any such information regarding the Property, Grantor, Guarantors, Grantor Manager, and their affiliates, and the Loan which is contained in a preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Beneficiary or any affiliate thereof; and

(h) supply to Beneficiary such documentation, financial statements and reports in form and substance required in order to comply with any applicable securities laws. All out of pocket third party costs and expenses incurred by Grantor in connection with Grantor's complying with requests made under this Paragraph 44 (including, without limitation, the fees and expenses of the Applicable Rating Agencies) shall be paid by Beneficiary. Upon Grantor’s written request (which request shall include copies of receipts, invoices, cancelled checks or other evidence of payment by Grantor) Beneficiary shall reimburse Grantor for all such out of pocket third party costs and expenses incurred by Borrower in connection with Borrower complying with requests made under this Paragraph 44.

Any such sale, transfer, participation, securitization of all or any portion of the Note, this Deed of Trust and/or other Loan Documentation including, without any limitation, with respect to any whole loan sale or securitization of the Loan shall be deemed a “Secondary Market Transaction”.

45. Actions and Proceedings. Beneficiary and Trustee have the right to appear in and defend any action or proceeding brought with respect to the Property and to bring any action or proceeding, in the name and on behalf of Grantor, which Beneficiary and Trustee, in their discretion, decide should be brought to protect their respective interests in the Property. Beneficiary and Trustee shall, at their option, be subrogated to the lien of any deed of trust or other security instrument discharged in whole or in part by the Indebtedness, and any such subrogation rights shall constitute additional security for the payment of the Indebtedness.

46. No Third Party Beneficiaries. The provisions of this Deed of Trust and the other Loan Documents are for the benefit of Grantor and Beneficiary and shall not inure to the benefit of any third party (other than any successor or assignee of Beneficiary). This Deed of Trust and the other Loan Documents shall not be construed as creating any rights, claims or causes of action against Beneficiary or any of its officers, directors, agents or employees in favor of any party other than Grantor including but not limited to any claims to any sums held in the Replacement Reserve, the TI and Leasing Reserve or the Cingular Reserve.

47. Customer Identification - USA Patriot Act Notice; OFAC. Beneficiary hereby notifies Grantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001), as amended (the “Act”), and Beneficiary’s policies and practices, Beneficiary is required to obtain, verify and record certain information and documentation that identifies Grantor, which information includes the name and address of Grantor and such other information that will allow Beneficiary to identify Grantor in accordance with the Act. Grantor represents and covenants that it is not and will not become a person (individually, a “Prohibited Person” and collectively “Prohibited Persons”) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, U.S. Department of the Treasury (the “OFAC List”) or otherwise subject to any other prohibitions or restriction imposed by laws, rules, regulations or executive orders, including Executive Order No. 13224, administered by OFAC (collectively the “OFAC Rules”). Grantor represents and covenants that it also (a) is not and will not become owned or controlled by a Prohibited Person, (b) is not acting and will not act for or on behalf of a Prohibited Person, (c) is not otherwise associated with and will not become associated with a Prohibited Person, (d) is not providing and will not provide any material, financial or technological support for or financial or other service to or in support of acts of terrorism or a Prohibited Person. Grantor will not transfer any interest in Grantor to or enter into a Lease with a Prohibited Person. Grantor shall immediately notify Beneficiary if Grantor has knowledge that any Guarantor or any member or beneficial owner of Grantor or any Guarantor is or becomes a Prohibited Person or (i) is indicted on or (ii) arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Grantor will not enter into any Lease or any other transaction or undertake any activities related to the Loan in violation of the federal Bank Secrecy Act, as amended (“BSA”), 31 U.S.C. §5311, et seq. or any federal or state laws, rules, regulations or executive orders, including, but not limited to, 18 U.S.C. §§1956, 1957 and 1960, prohibiting money laundering and terrorist financing (collectively “Anti-Money Laundering Laws”). Grantor shall (A) not use or permit the use of any proceeds of the Loan in any way that will violate either the OFAC Rules or Anti-Money Laundering Laws, (B) comply and cause all of its subsidiaries to comply with applicable OFAC Rules and Anti-Money Laundering Laws, (C) provide information as Beneficiary may require from time to time to permit Beneficiary to satisfy its obligations under the OFAC Rules and/or the Anti-Money Laundering Laws and (D) not engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the foregoing. Grantor shall immediately notify Beneficiary if any Tenant becomes a Prohibited Person or (1) is convicted of, (2) pleads nolo contendere to, (3) is indicted on, or (4) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

48. Exhibits and Riders. The following Exhibits and Riders (which may contain additional representations, warranties, and covenants) are attached to this Deed of Trust and hereby made a part of this Deed of Trust: Exhibit A (legal description for Land) Exhibit B (definition of Personal Property), and Exhibit C (pending and threatened litigation).

49. Counterparts. This Deed of Trust may be executed in any number of counterparts each of which shall be deemed to be an original but all of which when taken together shall constitute one agreement.

50. Disclaimers. The relationship of Grantor and Beneficiary under this Deed of Trust and the other Loan Documents is, and shall at all times remain, solely that of Grantor and Beneficiary; and Beneficiary neither undertakes nor assumes any responsibility or duty to Grantor or to any third party with respect to the Property. Notwithstanding any other provisions of this Deed of Trust and the other Loan Documents: (i) Beneficiary is not, and shall not be construed to be, a partner, joint venturer, member, alter ego, manager, controlling person or other business associate or participant of any kind of Grantor and Beneficiary, and Beneficiary does not intend to ever assume such status; (ii) Beneficiary’s activities in connection with this Deed of Trust and the other Loan Documents shall not be “outside the scope of activities of a Beneficiary of money”: within the meaning of California Civil Code Section 3434, as amended or recodified from time to time, and Beneficiary does not intend to ever assume any responsibility to any person for the quality, suitability, safety or condition of the Property; and (iii) Beneficiary shall not be deemed responsible for or a participant in any acts, omissions or decisions of Grantor.

Beneficiary shall not be directly or indirectly liable or responsible for any loss, claim, cause of action, liability, indebtedness, damage or injury of any kind or character to any person or property arising from any construction on, or occupancy or use of, the Property, whether caused by or arising from: (i) any defect in any building, structure, grading, fill, landscaping, or other improvements thereon or in any on-site or off-site improvement or other facility therein or thereon; (ii) any act or omission of Grantor or any of Grantor’s agents, employees, independent contractors, licensees or invitees; (iii) any accident in or on the Property or any fire, flood, or other casualty or hazard thereon; (iv) the failure of Grantor or any of Grantor’s licensees, employees, invitees, agents, independent contractors, or other representatives to maintain the Property in a safe condition; or (v) any nuisance made or suffered on any part of the Property.

51. Clearing Account. During the term of the Loan, Grantor shall establish and maintain a segregated account (the “Clearing Account”) with Bank of the West (“Clearing Bank”), in trust for the benefit of Beneficiary, which Clearing Account shall be under the sole dominion and control of Beneficiary. The Clearing Account shall be entitled “Maguire Macquarie - Cerritos I, LLC, as Grantor and LaSalle Bank National Association, as Beneficiary, pursuant to Leasehold Deed of Trust, Security Agreement and Fixture Filing dated as of January __, 2006 - Clearing Account”. The Clearing Account shall be an “Eligible Account” (as defined in the Cash Management Agreement) and shall not be commingled with other monies held by Grantor or Clearing Bank. All monies now or hereafter deposited into the Clearing Account shall be deemed additional security for the Indebtedness. Grantor hereby grants to Beneficiary a first priority security interest in the Clearing Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Beneficiary a perfected first priority security interest in the Clearing Account. In addition, Grantor hereby authorizes Beneficiary to prepare and file UCC Financing Statements and continuations thereof. Grantor shall not further pledge, assign or grant any security interest in the Clearing Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Beneficiary as the secured party, to be filed with respect thereto.

Grantor shall, or shall cause the property manager (“Manager”), if any, to, deliver irrevocable written instructions to all tenants under Leases to deliver all Rents payable thereunder directly to the Clearing Account. Grantor shall, and shall cause Manager, if any, to, deposit all amounts received by Grantor or Manager constituting Rents into the Clearing Account within one (1) Business Day after receipt thereof.

Beneficiary and/or any servicer shall have the sole right to make withdrawals from the Clearing Account and all costs and expenses for establishing and maintaining the Clearing Account shall be paid by Grantor. In addition, Grantor shall obtain from Clearing Bank its agreement to transfer to the Cash Management Account (defined below) in immediately available funds by federal wire transfer all amounts on deposit in the Clearing Account once every Business Day.

Upon the occurrence and during the continuance of an Event of Default, Beneficiary may, in addition to any and all other rights and remedies available to Beneficiary, apply any sums then present in the Clearing Account to the payment of the Indebtedness in such order and priority as Beneficiary shall determine.

Grantor shall indemnify, defend and hold Beneficiary harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Clearing Account (unless arising from the gross negligence or willful misconduct of Beneficiary) or the performance of the obligations for which the Clearing Account was established.

52. Cash Management Account. Simultaneously herewith, Grantor and Beneficiary shall enter into a Cash Management Agreement (“Cash Management Agreement”) with LaSalle Bank National Association, as “Agent”. Grantor shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Agent in trust and for the benefit of Beneficiary, which Cash Management Account shall be under the sole dominion and control of Beneficiary. The Cash Management Account shall be entitled “Maguire Macquarie - Cerritos I, LLC, as Grantor and LaSalle Bank National Association, as Beneficiary, pursuant to Leasehold Deed of Trust, Security Agreement and Fixture Filing dated as of January __, 2006 - Cash Management Account”. All monies now or hereafter deposited into the Cash Management Account shall be deemed additional security for the Indebtedness. Grantor hereby grants to Beneficiary a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Beneficiary a perfected first priority security interest in the Cash Management Account. In addition, Grantor hereby authorizes Beneficiary to prepare and file UCC Financing Statements and continuations thereof. Grantor will not in any way alter or modify the Cash Management Account and will notify Beneficiary of the account number thereof. Grantor shall not further pledge, assign or grant any security interest in the Cash Management Account or the monies deposited therein, or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Beneficiary as the secured party, to be filed with respect thereto.

On each date that a payment is due Beneficiary under the Loan Documents (a “Payment Date”) (or, if such Payment Date is not a Business Day, on the immediately preceding Business Day) all funds on deposit in the Cash Management Account shall be applied by Beneficiary as provided in the Cash Management Agreement. Subject to the terms and conditions of the Cash Management Agreement, Beneficiary and/or any servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Grantor.

The insufficiency of funds on deposit in the Cash Management Account shall not relieve Grantor from the obligation to make any payments, as and when due pursuant to this Deed of Trust and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

Upon the occurrence of and during the continuance of an Event of Default, Beneficiary may, in addition to any and all other rights and remedies available to Beneficiary, apply any sums then present in the Cash Management Account to the payment of the Indebtedness in such order and priority as Beneficiary shall determine.

Grantor hereby agrees that Beneficiary may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Deed of Trust and the other Loan Documents and Beneficiary shall provide notice thereof to Grantor.

Grantor shall indemnify, defend and hold Beneficiary harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Cash Management Account (unless arising from the gross negligence or willful misconduct of Beneficiary) or the performance of the obligations for which the Cash Management Account was established.

Notwithstanding anything to the contrary contained in this Deed of Trust and the other Loan Documents, and provided no Event of Default has occurred and is continuing, during a Cash Management Period (as defined in the Cash Management Agreement), Grantor’s obligations with respect to the payment of the monthly debt service payment required under the Note and amounts due hereunder for escrows for taxes, ground rents, insurance, Replacement Reserves, TI and Leasing Reserves, Cingular Reserves and any other payment reserves established pursuant to this Deed of Trust or any other Loan Document shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account established pursuant to the Cash Management Agreement to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Beneficiary.

53. No Offset. Under no circumstances shall Grantor fail or delay to perform (or resist the enforcement of) any of its obligations in connection with this Deed of Trust or any of the other Loan Documents because of any alleged offsetting claim or cause of action against Beneficiary (or any indebtedness or obligation of Beneficiary) which has not been confirmed in a final judgment of a court of competent jurisdiction (sustained on appeal, if any) against Beneficiary, and Grantor hereby waives any such rights of setoff (or offset) which it might otherwise have with respect to any such claims or causes of action against Beneficiary (or any such obligations or indebtedness of Beneficiary), unless and until such right of setoff is confirmed and liquidated by such a final judgment. Grantor further waives any right that it might otherwise have to require a marshalling of any security of Beneficiary or to direct the order in which Beneficiary pursues its rights or remedies with respect to any of its security.

54. Waivers. Grantor expressly waives and relinquishes any and all rights and remedies which Grantor may have or be able to assert by reason of any laws pertaining to the rights and remedies of sureties or any law pertaining to the marshalling of assets and any exemption from execution or sale of the Property or any part thereof. Further, Grantor shall not at any time claim, take or insist upon any benefit or advantage now or hereafter in force providing for the valuation or appraisal of the Land or the Improvements, or any part thereof, prior to any sale or sales thereof, nor after any such sale or sales, claim or exercise any right under any statute to redeem the property so sold or any property thereof.

55. Continuation of Payments. Notwithstanding any taking by eminent domain or other governmental action causing injury to, or decrease in value of, the Property and creating a right to compensation therefor, Grantor shall continue to make the required payments of principal and interest on the Note and all other payments required by this Deed of Trust and the other Loan Documents. If, prior to the receipt by Beneficiary of such award or compensation, the Property shall have been sold in any action or proceeding to foreclose this Deed of Trust, Beneficiary shall have the right to receive said award or compensation to the extent of any deficiency found to be due upon such sale, with interest thereon, whether or not a deficiency judgment on this Deed of Trust shall have been sought or recovered, together with reasonable counsel fees and the costs and disbursements incurred by Beneficiary in connection with the collection of such award or compensation.

56. Delivery of Recorded Mortgage. If California Civil Code Section 3110.5 is applicable to Grantor in connection with the Loan, as soon as practicable following recordation of this Deed of Trust Grantor shall deliver to any general contractor a copy of the recorded Deed of Trust, certified by the county recorder and shall otherwise fully comply with said Section 3110.5.

57. Request for Notice. Grantor hereby requests that any notice of default and any notice of sale hereunder be mailed to it at the address set forth in the introductory paragraph of this Deed of Trust. In accordance with Section 2924b, Civil Code, Grantor hereby requests that a copy of any notice of default and a copy of any notice of sale hereunder be mailed to The Cerritos Redevelopment Agency and the City of Cerritos, Civic Center, Bloomfield Avenue at 183rd Street, Cerritos, California 90703, Attn: City Manager.

58. Ground Lease Covenants, Representations and Warranties. Grantor represents and warrants to Beneficiary that Grantor is the tenant, by assignment under the Ground Lease. Grantor further warrants and represents to Beneficiary that:

(a) the Ground Lease or a memorandum thereof has been recorded; the Ground Lease permits the interest of the lessee thereunder to be encumbered by this Deed of Trust; and there has been no material change in the terms of the Ground Lease since the recordation of the Ground Lease or memorandum thereof, with the exception of written instruments which are related to this Deed of Trust;

(b) except for easements, liens and restrictions listed in a schedule of exceptions to coverage in the title insurance policy accepted by Beneficiary insuring Trustee’s and Beneficiary’s respective interests in the Property, Grantor’s interest in the Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, this Deed of Trust, other than Ground Lessor’s related fee interest;

(c) Grantor’s interest in the Ground Lease is assignable to Beneficiary upon notice to, but without the consent of, Ground Lessor, (or, if any such consent is required, it has been obtained prior to the date hereof) and upon a foreclosure of the Deed of Trust as provided herein, or upon the acquisition by Beneficiary of Grantor’s leasehold estate in the Property by a deed in lieu of foreclosure, are further assignable by Beneficiary upon notice to, but without a need to obtain the consent of, the Ground Lessor, subject to compliance with the terms and conditions set forth in the Ground Lease;

(d) the Ground Lease is in full force and effect, and, after due inquiry and investigation, Grantor has no knowledge of an existing defaults under such Ground Lease, or any existing conditions which, but for the passage of time or the giving of notice, would result in a default under the terms of such Ground Lease;

(e) the Ground Lease requires the Ground Lessor thereunder to give notice of any default by Grantor to Beneficiary; and the Ground Lease further provides that no notices of termination given under such Ground Lease are effective against Beneficiary unless copies have been delivered to Beneficiary in the manner described in the Ground Lease;

(f) the Ground Lease provides that Beneficiary is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of Grantor under the Ground Leases) to cure any defaults under the Ground Lease after the receipt of notice of any such default before the Ground Lessor thereunder may terminate the Ground Lease, provided Beneficiary notifies Ground Lessor of its intention to cure such default and Beneficiary promptly commences and diligently pursues such cure to completion;

(g) the Ground Lease has an original term (including any extension options set forth therein) which extends not less than 20 years beyond the term of the Loan;

(h) nothing under the terms of the Ground Lease precludes any insurance proceeds other than in respect of a total or substantially total loss or taking, from being applied either to the repair or restoration of all or part of the Property, with the Beneficiary or a trustee appointed by Beneficiary having the right to hold and disburse such proceeds as the repair or restoration progresses (except in such cases where a provision entitling another party to hold and disburse such proceeds would not be viewed as commercially unreasonable by Beneficiary), or to the payment of the outstanding principal balance of the Loan, together with any accrued interest thereon;

(i) the Ground Lease requires the Ground Lessor to enter into new leases with Beneficiary upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding, provided that Beneficiary cure any defaults that are susceptible to being cured by Beneficiary, and further provided that Beneficiary has furnished Ground Lessor with a written notice as to Beneficiary’s name and address; and

(j) the Ground Lease provides that no amendments, changes, cancellations, attributions, surrenders or modifications may be made to the Ground Lease without the consent of Beneficiary.

GRANTOR PLEASE NOTE: UPON THE OCCURRENCE OF A DEFAULT, CALIFORNIA PROCEDURE PERMITS THE TRUSTEE TO SELL THE PROPERTY AT A SALE HELD WITHOUT SUPERVISION BY ANY COURT AFTER EXPIRATION OF A PERIOD PRESCRIBED BY LAW. UNLESS YOU PROVIDE AN ADDRESS FOR THE GIVING OF NOTICE, YOU MAY NOT BE ENTITLED TO NOTICE OF THE COMMENCEMENT OF SALE PROCEEDINGS. BY EXECUTION OF THIS DEED OF TRUST, YOU CONSENT TO SUCH PROCEDURE. BENEFICIARY URGES YOU TO GIVE PROMPT NOTICE OF ANY CHANGE IN YOUR ADDRESS SO THAT YOU MAY RECEIVE PROMPTLY ANY NOTICE GIVEN PURSUANT TO THIS DEED OF TRUST.

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IN WITNESS WHEREOF, Grantor has executed this Deed of Trust or has caused the same to be executed by its representatives thereunto duly authorized.

Grantor:

MAGUIRE MACQUARIE - CERRITOS I, LLC,
a Delaware limited liability company

By: /s/ Dallas E. Lucas
Name:  Dallas E. Lucas
Its:       Executive Vice President and Chief Financial Officer